LEASE

BETWEEN

MERRITT 7 VENTURE L.L.C.

AND

REED'S INC.

FOR PREMISES LOCATED AT

501 MERRITT 7 CORPORATE PARK

TABLE OF CONTENTS

List of Exhibits:

Exhibit 1.01	Demised Premises
Exhibit 1.02	Finish Work
Exhibit 1.02-1	Test-Fit Plan
Exhibit 1.02-2	Building Standards
Exhibit 2.03	Wire Instructions
Exhibit 2.05	Form of Letter of Credit
Exhibit 3.02	Landlord's Services
Exhibit 3.02.1	HVAC Specification
Exhibit 5.04	Rules and Regulations

LEASE

LEASE dated as of May 10, 2024 by and between Merritt 7 Venture L.L.C., a Delaware limited liability company (hereinafter called "Landlord"), and Reed's Inc., a Delaware corporation (hereinafter called "Tenant").

Article 1.

Demised Premises - Term of Lease

Section 1.01. Demised Premises. Upon and subject to the covenants, provisions, conditions and limitations hereinafter set forth, Landlord does hereby lease and demise unto Tenant, and Tenant does hereby lease from Landlord, a portion of the penthouse level of the building with an address of 501 Merritt 7 Corporate Park, Norwalk, Connecticut (the "Building"), as such demised premises is approximately shown shaded on Exhibit 1.01 (the "Demised Premises"), together with the right to use, in common with others, the common areas (including, without limitation, walkways and driveways, parking areas) located on the Property (as defined in the following paragraph) and serving the Demised Premises. The parties agree that the rentable square footage for the Demised Premises shall conclusively be deemed to be 5,154 rentable square feet.

The Building and the parcel of real property on which it is located is referred to herein as the "Property". The Building and the Property are located in the office park known as "Merritt 7 Corporate Park" (the "Park"). This Lease and Tenant's leasehold interest in the Demised Premises are subject to, and with the benefit of, the terms, covenants and conditions of this Lease, and rights, agreements, easements and restrictions of record applicable to the Property and Park.

The Demised Premises exclude common areas and facilities of the Building, including without limitation exterior walls, the common stairways and stairwells, any parking garages, entranceways and the main lobby, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevators, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Property (exclusively or in common) and other common areas and facilities from time to time designated as such by Landlord. If the Demised Premises include less than the entire rentable area of any floor, then the Demised Premises also exclude the common corridors, elevator lobby and restrooms located on such floor.

Section 1.02. Term Commencement. (a) The term of this Lease shall commence on the date (the "Commencement Date") which is the earlier of (i) the Delivery Date (as defined below), or (ii) the date Tenant enters into possession of the Demised Premises for the conduct of its business (for the purposes of this Section 1.02, "conduct of its business" shall not include installation of furniture, fixtures, equipment, or the like). The term shall expire at 11:59 p.m. on the date (the "Expiration Date") that is the last day of the one hundred thirty-second (132nd) full calendar month following the month in which the Commencement Date occurs, unless sooner terminated or extended as hereinafter provided. The "Delivery Date" shall mean the date on which Landlord delivers the Demised Premises to Tenant in compliance with all applicable laws and with all of the Finish Work (as defined in Exhibit 1.02) Substantially Completed (as defined in Exhibit 1.02); provided, however, in no event shall the Delivery Date be prior to December 1, 2024.

(b) Tenant shall, upon Landlord's request, execute a memorandum identifying the actual Commencement Date, the Base Rent Commencement Date (as hereinafter defined) and the Expiration Date, and confirming such other matters related thereto as Landlord may reasonably request, but a failure to execute such an agreement shall not affect the commencement or expiration of the term of this Lease or otherwise affect the validity or enforceability of this Lease.

Article 2.

Rent

Section 2.01. Base Rent. (a) Beginning on the Commencement Date, Tenant shall pay to Landlord base rent ("Base Rent") in equal monthly installments pursuant to the following schedule:

(i) at the rate of $103,080.00 per annum (being $8,590.00 per month which is calculated at the annual rate of $20.00 per rentable square foot) for the first (1st) Lease Year (as hereinafter defined);

(ii) at the rate of $106,945.50 per annum (being $8,912.13 per month which is calculated at the annual rate of $20.75 per rentable square foot) for the second (2nd) Lease Year;

(iii) at the rate of $110,811.00 per annum (being $9,234.25 per month which is calculated at the annual rate of $21.50 per rentable square foot) for the third (3rd) Lease Year;

(iv) at the rate of $114,676.50 per annum (being $9,556.38 per month which is calculated at the annual rate of $22.25 per rentable square foot) for the fourth (4th) Lease Year;

(v) at the rate of $118,542.00 per annum (being $9,878.50 per month which is calculated at the annual rate of $23.00 per rentable square foot) for the fifth (5th) Lease Year;

(vi) at the rate of $122,407.50 per annum (being $10,200.63 per month which is calculated at the annual rate of $23.75 per rentable square foot) for the sixth (6th) Lease Year;

(vii) at the rate of $126,273.00 per annum (being $10,522.75 per month which is calculated at the annual rate of $24.50 per rentable square foot) for the seventh (7th) Lease Year;

(viii) at the rate of $130,138.50 per annum (being $10,844.88 per month which is calculated at the annual rate of $25.25 per rentable square foot) for the eighth (8th) Lease Year;

(ix) at the rate of $134,004.00 per annum (being $11,167.00 per month which is calculated at the annual rate of $26.00 per rentable square foot) for the ninth (9th) Lease Year;

(x) at the rate of $137,869.50 per annum (being $11,489.13 per month which is calculated at the annual rate of $26.75 per rentable square foot) for the tenth (10th) Lease Year; and

(xi) at the rate of $141,735.00 per annum (being $11,811.25 per month which is calculated at the annual rate of $27.50 per rentable square foot) for the eleventh (11th) Lease Year.

(b) Notwithstanding the foregoing, upon Tenant's execution of this Lease, Tenant shall pay Landlord $15,998.88, which amount is comprised of: (i) $8,590.00 of Base Rent; plus (ii) $6,227.75 being a reasonable estimate of Tax Additional Rent (as hereinafter defined) and OpEx Additional Rent (as hereinafter defined); plus (iii) $1,181.13 of Electricity Additional Rent (as hereinafter defined), which amount shall be applied against Base Rent, Tax Additional Rent, OpEx Additional Rent and Electricity Additional Rent as and when same commences until fully applied. The first "Lease Year" shall mean the period from the Commencement Date through and including the last day of the calendar month in which the day immediately preceding the first (1st) anniversary of the Commencement Date occurs; each subsequent Lease Year shall mean the next succeeding twelve (12) month period, provided the final Lease Year may contain less than twelve (12) months.

(c) Notwithstanding Section 2.01(a) to the contrary, so long as no Event of Default occurs and is continuing, the Base Rent, Tax Additional Rent and OpEx Additional Rent only (and not the Electricity Additional Rent or any other Additional Rent) shall be: (i) fully abated during the period (the "Initial Abatement Period") commencing on the Commencement Date through and including the day prior to the date which is six (6) months following the Commencement Date; and (ii) fully abated during the periods (the "Secondary Abatement Periods") consisting of the first two (2) months of the third (3rd) Lease Year, the first two (2) months of the forth (4th) Lease Year and the first two (2) months of the fifth (5th) Lease Year. The day next following the last day of the Initial Abatement Period is referred to as the "Base Rent Commencement Date". If prior to the end of the Initial or Secondary Abatement Periods an Event of Default occurs, then the Abatement Periods shall be deemed suspended and no further Base Rent, Tax Additional Rent and OpEx Additional Rent shall be abated from and after the date of such suspension until such Event of Default is cured, at which time the applicable Abatement Periods shall recommence so Tenant, as long as no subsequent Event of Default exists, receives the full benefit of the Initial and Secondary Abatement Periods. Notwithstanding the foregoing to the contrary, if an Event of Default occurs and this Lease is terminated as a result of such default, then Tenant shall, upon demand from Landlord, pay to Landlord an amount equal to the product of (i) all Base Rent, Tax Additional Rent and OpEx Additional Rent which has been abated during the Abatement Periods and prior to such termination, multiplied by (ii) a fraction, the numerator of which is the number of full calendar months remaining in the term of this Lease from the date of termination through and including the month in which the Expiration Date would have occurred (but in no event shall the numerator exceed one hundred twenty (120)), and the denominator of which is one hundred twenty (120).

(d) If the Commencement Date is other than the first day of the month, then, with respect to the partial month following the Commencement Date, Tenant shall pay to Landlord the Pro-Rated Base Rent, as defined herein, on the Commencement Date. The "Pro-Rated Base Rent" for such month shall be an amount equal to the monthly Base Rent, Tax Additional Rent, and OpEx Additional Rent amounts payable under this Lease for such month multiplied by a fraction equal to the number of days of such month from and after the Commencement Date divided by the actual number of days in such calendar month, which amount shall be applied to the Base Rent, Tax Additional Rent and OpEx Additional Rent payable under this Lease for the partial month following the Base Rent Commencement Date.

Section 2.02. Additional Rent for Operating Expenses and Taxes. (a) Tenant shall pay as Additional Rent to Landlord (i) Tenant's Pro Rata Share of Taxes ("Tax Additional Rent") in respect of each fiscal tax year occurring in whole or in part during the term of this Lease, and (ii) Tenant's Pro Rata Share of all Operating Expenses ("OpEx Additional Rent") in respect of each calendar year occurring in whole or in part during the term of this Lease. If at any time within any calendar year less than ninety-five percent (95%) of the rentable space of the Building or Park is leased and occupied under agreements for which the lease term has commenced, Operating Expenses for that calendar year during the term of this Lease shall mean the greater of (i) actual Operating Expenses for such calendar year and (ii) an amount equal to what the Operating Expenses would be (in the reasonable judgment of Landlord) for such calendar year if the Building and Park as applicable, were for such entire calendar year ninety-five percent (95%) leased and occupied under leases for which the terms thereof have commenced.

If the Commencement Date occurs other than on the first (1st) day of a calendar year, then the OpEx Additional Rent for the calendar year during which the Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the OpEx Additional Rent that would have been due hereunder if the Commencement Date was the first day of such calendar year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Commencement Date and ending on the last day of such calendar year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such calendar year is a leap year). If the Expiration Date occurs other than on the last day of a calendar year, then the OpEx Additional Rent for the calendar year during which the Expiration Date occurs shall be an amount equal to the product obtained by multiplying (X) the OpEx Additional Rent that would have been due hereunder if the Expiration Date was the last day of such calendar year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first day of such calendar year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such calendar year is a leap year).

If the Commencement Date occurs other than on the first (1st) day of a fiscal tax year, then the Tax Additional Rent for the fiscal tax year during which the Commencement Date occurs shall be an amount equal to the product obtained by multiplying (X) the Tax Additional Rent that would have been due hereunder if the Commencement Date was the first day of such fiscal tax year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the Commencement Date and ending on the last day of such fiscal tax year, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such fiscal tax year is a leap year). If the Expiration Date occurs other than on the last day of a fiscal tax year, then the Tax Additional Rent for the fiscal tax year during which the Expiration Date occurs shall be an

amount equal to the product obtained by multiplying (X) the Tax Additional Rent that would have been due hereunder if the Expiration Date was the last day of such fiscal tax year, by (Y) a fraction, the numerator of which is the number of days in the period beginning on the first day of such fiscal tax year and ending on the Expiration Date, and the denominator of which is three hundred sixty-five (365) (or three hundred sixty-six (366), if such fiscal tax year is a leap year).

Tenant shall make monthly payments of Additional Rent on the Commencement Date and the first of each month thereafter equal to one-twelfth (1/12) of the annual amount of such Additional Rent reasonably projected by Landlord to be due from Tenant (pro-rated for any partial month at the beginning or end of the term) from time to time. Tenant's monthly payments may be reasonably revised by Landlord from time to time so that Tenant's aggregate monthly payments shall equal the Additional Rent then projected to be due for the year in question. A final accounting and payment for each real estate tax and operating period shall be made within thirty (30) days after written notice from Landlord of the exact amount of such Additional Rent for the fiscal tax year or calendar year in question (each, a "Reconciliation Notice"). Each Reconciliation Notice shall be conclusively binding upon Tenant subject to Section 2.02(e) hereof. In the event that the Additional Rent due with respect to such period is finally determined to be less than the Additional Rent paid by Tenant on account of Landlord's projection of Additional Rent and provided that no Event of Default has occurred and is then continuing, Landlord shall credit the difference against the next installment of Rent coming due under this Lease or, if no such installment is coming due, then Landlord shall promptly refund such difference. Notwithstanding anything herein to the contrary, Landlord shall have the right to amend the Reconciliation Notice for any given calendar year and in the event Landlord delivers such an amended Reconciliation Notice to Tenant, the difference shall be paid by Tenant, credited against Rent or refunded to Tenant, as applicable, in the same manner provided herein with respect to the difference shown on an initial Reconciliation Notice; provided, however, in no event shall Landlord be permitted to submit or revise a Reconciliation Notice more than two (2) years after the later of: (i) the Expiration Date or earlier termination of this Lease; and (ii) with respect to reconciliations of Tax Additional Rent only, the conclusion of the final Tax Challenge (as hereinafter defined) of a fiscal year occurring during the term of this Lease. In the event Taxes for the Demised Premises, based upon which Tenant shall have paid Additional Rent are subsequently reduced or abated, Tenant shall be entitled to receive its allocable share of the amount abated, provided that the amount of the rebate allocable to Tenant shall in no event exceed the amount of Additional Rent paid by Tenant for such fiscal year on account of Taxes under this Section 2.02, and further provided the rebate allocable to Tenant shall be reduced by its allocable share of the reasonable cost of obtaining such reduction or abatement not otherwise paid by Tenant.

"Tenant's Pro Rata Share" is initially 2.44% and is subject to adjustment if the rentable square footage of the Demised Premises changes on account of any amendment to the Lease or the Building changes on account of any reconstruction or physical modification of the Building by Landlord. Landlord and Tenant hereby agree, without representation, that the current rentable square footage for the Building is 211,345 rentable square feet.

(b) "Operating Expenses" for the purpose of this Section shall mean all costs and expenses incurred by Landlord in connection with the ownership, operation, management, repair, maintenance, cleaning and protection of the Property and appurtenant common areas and facilities serving the Property and providing the work and services required by this Lease and other

leases and other occupancy agreements at the Property (collectively, the "Operation of the Property"), including, without limitation:

(1) All expenses incurred by Landlord or its agents in respect of employment of day and night supervisors, janitors, handymen, engineers, mechanics, electricians, plumbers, porters, cleaners, accounting and management personnel, and other personnel (including amounts incurred for wages, salaries and other compensation for services, payroll, social security, unemployment and similar taxes, workmen's compensation, insurance, disability benefits, pensions, hospitalization, retirement plans and group insurance, uniforms and working clothes and the cleaning thereof, and expenses imposed on Landlord or its agents pursuant to any collective bargaining agreement), in connection with the Operation of the Property, and, subject to clause (c)(1) below, personnel engaged in supervision of any of the persons mentioned above;

(2) The cost of services, materials and supplies furnished or used in the Operation of the Property including, without limitation, the cost of electricity, gas, oil, steam, water, sewer rental, and other utilities furnished to the Property and utility taxes, the cost of window cleaning, janitorial, concierge, guard, watchman or other security personnel, service or system, if any, telephone and stationery costs, legal, accounting and other professional fees and disbursements, the cost of decorations for the common areas of the Building, the costs of exterior and interior landscaping, travel costs (to the extent related to the performance of services included in Operating Expenses), costs of waste removal, the costs of security and life safety systems testing and cleaning costs;

(3) The cost of replacements for tools and equipment used in the Operation (but not the construction or replacement) of the Property;

(4) Management fees paid to managing agents and for legal and other professional fees relating to the Operation of the Property, but excluding legal and other professional fees paid in connection with negotiation, administration or enforcement of leases, provided, however, that management fees for the Property shall not exceed four percent (4%) of the gross rental income of the Property computed on an annual basis;

(5) Insurance premiums in connection with the Operation of the Property and the rights of the Property in the Park (including without limitation the rights to use the common areas of the Park), including without limitation for such insurance coverages and amounts as Landlord or its mortgagees may require from time to time;

(6) The costs of plowing and snow removal, maintaining landscaping and storm water drainage systems, and maintaining parking garages, other parking areas, driveways, roadways, light poles, entry areas, and loading docks in good repair reasonably free of snow and ice;

(7) Amounts paid to independent contractors for services, materials and supplies furnished for the Operation of the Property;

(8) Costs and expenses payable by Landlord pursuant to the terms of any easement or similar agreements or arrangements affecting the owner of the Building with respect to the Park, including without limitation costs and expenses for the operation, management,

repair, replacement, maintenance, cleaning and protection of facilities or amenities located within the Park that benefit the Property (including insurance and any sales, personal property or other taxes thereon);

(9) Costs and expenses in respect of any facilities or amenities made generally available to the tenants of the Park; and

(10) Expenses that are considered capital expenditures under generally accepted accounting principles ("GAAP") that (A) will, in Landlord's reasonable estimate, result in a reduction in or avoid an increase in, Operating Expenses, payable by Tenant, or (B) are required by changes in or reinterpretation of law occurring after the date hereof, or (C) are non-structural furnishings, equipment and improvements to the common areas. Any capital expenditures not excluded from Operating Expenses pursuant to this paragraph shall be amortized over the useful life of the item in question, together with interest at Landlord's actual interest rate incurred in financing such capital expenditures, or, if no part of such expenditure is financed, at an imputed interest rate equal to the prime rate of interest as reported by Bank of America, N.A., plus three (3%) percent.

(c) Landlord shall have the right to include in Operating Expenses the equitable share, as determined by Landlord, of the annual rental value that is reasonably attributable to the property management office for the Park, which office shall be subject to a maximum size of 3,000 rentable square feet. Operating Expenses shall be computed on an accrual basis and shall be determined in accordance with sound accounting principles consistently applied. They may be incurred directly or by way of reimbursement and shall include taxes applicable thereto. The following shall be excluded from Operating Expenses:

(1) Salaries and related benefits or any portion thereof for officers and executives of Landlord or Landlord's managing agent above the level of property manager;

(2) Depreciation of the Demised Premises or any improvements thereon;

(3) Interest and amortization on indebtedness;

(4) Expenses for which Landlord, by the terms of this Lease or otherwise, makes a separate charge;

(5) The cost of any electric current or other utilities or services paid for by Tenant;

(6) Leasing fees or commissions;

(7) Repairs or other work occasioned by the exercise of right of eminent domain;

(8) Renovating or otherwise improving or decorating, painting or redecorating space for tenants or other occupants or vacant tenant space, other than maintenance and repairs required by this Lease and work in common areas;

(9) Landlord's costs of utilities and other services sold separately to tenants for which Landlord is entitled to be reimbursed by such tenants as an additional charge over and above the base rent, operating expense, or other rental amounts payable under the lease with such tenant;

(10) Expenses in connection with services or other benefits of a type which Tenant is not entitled to receive under the Lease but which are provided to another tenant or occupant;

(11) Fixed rent under any ground or underlying leases;

(12) Any particular items and services for which a tenant otherwise reimburses Landlord by direct payment over and above the base rent, operating expenses and other rental amounts payable under the applicable lease;

(13) Any expense for which Landlord is compensated through proceeds of insurance, condemnation or otherwise;

(14) Expenses for periods of time not included within the term of this Lease;

(15) The cost of improvements to the Building and its structural components that are considered capital expenditures under GAAP, except as provided in Section 2.02(b)(10);

(16) Cost of rebuilding after casualty or taking, other than commercially reasonable insurance deductibles (those deductibles maintained by landlords of comparable first-class office buildings in Fairfield County, Connecticut being deemed commercially reasonable), or in the removal, abatement or remediation of hazardous substances or materials caused by Landlord or persons other than Tenant;

(17) All Operating Expenses shall be reduced by the amount (net of collection costs) of any insurance reimbursement, discount or allowance received by Landlord in connection with such costs;

(18) That portion of employee expenses allocable to work that is not for the benefit of the Property or common areas and facilities serving the same; if employees work at more than one location, their compensation and other labor costs shall be properly allocated;

(19) Administrative fees and compensation for Landlord's and managing agent's general administrative staff, to the extent not directly attributable to the management, operation, maintenance and repair of the Property or common areas and facilities serving the Property (other than the management fee referred to in subsection (b)(4), above);

(20) Any fee or expenditure paid to any person or entity which shall control, be under the control of, or be under common control with Landlord, in each case in excess of the commercially reasonable amount which would be paid in the absence of such relationship;

(21) Any costs of selling, syndicating, financing, mortgaging or transferring any of Landlord's interest(s) in the Building or the Property;

(22) All costs and expenses (including, without limitation, attorneys' fees and overtime pay) incurred in curing a default by Landlord under this Lease or any other lease at the Park;

(23) Charitable or political contributions;

(24) The cost of the Finish Work;

(25) Franchise or income taxes imposed on Landlord; and

(26) Costs incurred by Landlord as a result of any violation by Landlord or any other tenant of the terms and conditions of any lease of space.

(d) "Taxes" means all taxes, assessments (including special assessments), betterments, excises, user fees imposed by governmental authorities, and all other governmental charges and fees of any kind or nature (or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building or the Property), assessed or imposed against the Building or the Property (including without limitation any personal property taxes levied on such property or on fixtures or equipment used in connection therewith), other than a federal or state income tax of general application. Notwithstanding anything to the contrary herein, Taxes shall exclude any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. The amount of any special taxes, special assessments and agreed or governmentally imposed "in lieu of tax" or similar charges shall be included in Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question. Betterments and assessments, whether or not paid in installments, shall be included in Taxes in any tax year as if the betterment or assessment were paid in installments over the longest period permitted by law, together with the interest thereon charged by the assessing authority for the payment of such betterment or assessment in installments.

If during the term of this Lease the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax there shall be assessed, levied or imposed on such property or on Landlord any kind or nature of federal, state, county, municipal or other governmental capital levy, income, sales, franchise, excise or similar tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the date of this Lease) measured by or based in whole or in part upon building valuation, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term of Taxes, but only to the extent that the same would be payable if the Property were the only property of Landlord. "Taxes" shall also include expenses, including fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to assure maintenance of Taxes (as the case may be, a "Tax Challenge") for any year wholly or partially included in the term of this Lease, whether or not successful and

whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings.

(e) For so long as Tenant is not in default beyond the expiration of any applicable notice and cure periods, Tenant shall have the right for a period of sixty (60) days (the "Audit Period") following its receipt of a Reconciliation Notice to examine and copy Landlord's books and records concerning Operating Expenses for the calendar year covered by such statement in the offices of the property manager or another location reasonably designated by Landlord. Tenant's audit may be conducted by its employees or its designated accountants, provided that the accountants must be employed on a regular fee for services basis and not on a contingency fee basis. If, by notice to Landlord given after such examination but during the Audit Period (which notice shall be accompanied by documentation evidencing the results of Tenant's audit to Landlord's reasonable satisfaction), Tenant disputes the amount of Additional Rent for Operating Expenses shown on the statement, then Tenant may request that the amount of Additional Rent for Operating Expenses for the year in question be determined by an audit conducted by a certified public accountant reasonably selected by both parties, provided that if the parties are unable so to agree on an accountant within ten (10) days after receipt of Tenant's notice, then within twenty (20) days after Tenant's notice is given Tenant may submit the dispute for determination by an arbitration conducted by a single arbitrator in the New York Office of the American Arbitration Association ("AAA") in accordance with the AAA's Commercial Arbitration Rules. The arbitrator shall be selected by the AAA and shall be a certified public accountant with at least ten (10) years of experience in auditing office buildings in the central and lower Fairfield County area. Subject to the penultimate sentence of this subsection (e), the cost of the accountant selected by both parties, or the arbitrator, if applicable, shall be borne by Tenant. Tenant and each person reviewing Landlord's books and records or participating in the arbitration shall agree in an instrument prepared by Landlord that all information obtained from Landlord's books and records shall be kept confidential and used only for the purpose of determining amounts properly due under this Lease. If the Additional Rent due is finally determined to be less or more than the Additional Rent paid by Tenant on account of Landlord's calculation of Operating Expenses, then Landlord shall either promptly refund to Tenant the difference or credit same against Rent next due from Tenant or Tenant shall promptly pay to Landlord the difference, as applicable. If it is finally determined that the Additional Rent due was less than ninety-five percent (95%) of the Additional Rent paid by Tenant on account of Landlord's calculation of Operating Expenses, Landlord shall reimburse Tenant for the reasonable third-party costs of reviewing and auditing Landlord's books and records, but in any event not to exceed $3,000. Landlord's statements of Additional Rent for Operating Expenses and Taxes shall be conclusive and binding on Tenant unless timely disputed in accordance with the procedures of this Section 2.02(e), in which case such statements shall be conclusive and binding on Tenant subject to adjustment in accordance with any final determination under the arbitration action contemplated by this Section 2.02(e) or as otherwise agreed in writing by Landlord and Tenant.

(f) Operating Expenses which are incurred jointly for the benefit of the Building and one or more other buildings or premises shall be allocated between the Building and the other building(s) or premises (including those in the Park) in accordance with the ratio of their respective rentable areas calculated using a consistent methodology, unless Landlord determines that the other building or premises is used for a purpose materially different than the Building or that the Operating Expense in question results from a service provided or used in a materially

disproportionate manner, in which case the affected cost items shall be allocated on a reasonable basis by Landlord. Landlord may elect to allocate Operating Expenses separately among tenants with different use categories in the Building from time to time based on such factors as Landlord reasonably determines (rather than on a proportionate basis based on square feet). If the Building and the land appurtenant thereto are not assessed as a separate tax parcel, then real estate taxes shall be allocated between the Building and the balance of the tax parcel based on the factors taken into account by the municipal tax assessor or such other reasonably method as Landlord may elect, which may be based on the relative square footages of the buildings and their use or may be in accordance with the ratio of their respective fair market values.

Section 2.03. Payment of Rent. The term "Additional Rent" shall mean all amounts due under Section 2.02 for Operating Expenses and Taxes, and all other amounts (except Base Rent) to be paid by Tenant to Landlord in accordance with the terms of this Lease, including without limitation payments to Landlord for reimbursement of any costs expended upon an Event of Default by Tenant. The term "Rent" shall mean Base Rent and Additional Rent. All payments of Rent shall be made without set-off, deduction or offset except as expressly provided in this Lease. All payments of Rent shall be made: (i) by wire transfer of immediately available funds to Landlord or its designee pursuant to the wiring instructions annexed hereto in Exhibit 2.03, which instructions Landlord may change from time to time; or (ii) by good and sufficient check (subject to collection) drawn on a bank or trust company with an office in the City of New York (or a bank or trust company with equivalent check clearing time) payable to "Merritt 7 Venture LLC – 501 M7" and delivered to GPO Box 29407, New York, NY 10087-9407, or as may be otherwise directed by Landlord in writing. Without limiting the foregoing, Tenant's obligation to pay Rent shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Demised Premises, or any other restriction on Tenant's use, or, except as provided in Article 11, any casualty or taking, or any failure by Landlord to perform or other occurrence; and Tenant assumes the risk of the foregoing and waives all rights now or hereafter existing to quit or surrender the Demised Premises or any part thereof, to terminate or cancel this Lease, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent.

Section 2.04. Rent from Real Property. It is intended that all Rent payable by Tenant to Landlord, which includes all sums, charges, or amounts of whatever nature to be paid by Tenant to Landlord in accordance with the provisions of this Lease, shall qualify as "rents from real property" within the meaning of both Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (the "Code") and the U.S. Department of Treasury Regulations promulgated thereunder (the "Regulations"). If Landlord, in its sole discretion, determines that there is any risk that all or part of any Rent shall not qualify as "rents from real property" for the purposes of Sections 512(b)(3) or 856(d) of the Code and the Regulations, Tenant agrees (i) to cooperate with Landlord by entering into such amendment or amendments to this Lease as Landlord reasonably deems necessary to qualify all Rent as "rents from real property", and (ii) to permit an assignment of this Lease; provided, however, that any adjustments required under this section shall be made so as to produce the substantially equivalent (in economic terms) Rent as payable before the adjustment.

Section 2.05. Security Deposit. Within 15 Business Days following its execution of this Lease, Tenant shall deliver to Landlord as security for the performance of the obligations of Tenant hereunder a letter

of credit in the initial amount of $150,000.00 in accordance with this Section 2.05 (as renewed, replaced, and/or reduced pursuant to this Section 2.05, the "Letter of Credit"). Tenant's failure to timely deliver the Letter of Credit to Landlord shall constitute a default under this Lease, without any notice or cure period under Article 14. The Letter of Credit (i) shall be irrevocable and shall be issued by a commercial bank reasonably acceptable to Landlord that has an office for presentment in New York City or shall provide for presentment via facsimile transmission, in the form attached as Exhibit 2.05, (ii) shall require only the presentation to the issuer of a certificate of the holder of the Letter of Credit stating that Landlord is entitled to draw on the Letter of Credit pursuant to the terms of this Lease, (iii) shall be payable to Landlord or its successors in interest as Landlord and shall be freely transferable without cost to Landlord, any such successor or any lender holding a collateral assignment of Landlord's interest in the Lease, (iv) shall be payable for an amount up to the face amount of the Letter of Credit and partial drawings shall be permitted, (v) shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least sixty (60) days prior to the scheduled Expiration Date, give Landlord notice of such non-renewal, and (vi) shall otherwise be in form and substance reasonably acceptable to Landlord. Notwithstanding the foregoing, the term of the Letter of Credit for the final period shall be for a term ending not earlier than the date sixty (60) days after the later of (x) last day of the term of this Lease or (y) delivery of possession of the entire Demised Premises to Landlord in accordance with the terms of this Lease. Tenant acknowledges that Landlord may be required to pledge the proceeds of the Letter of Credit to any lender holding a collateral assignment of Landlord's interest in the Lease and agrees to provide Landlord with such documentation as Landlord may reasonably request, and to cooperate with Landlord as is necessary, to evidence the consent to such pledge by the issuer of the Letter of Credit.

Landlord shall be entitled to draw upon the Letter of Credit for its full amount (i) if Tenant shall be in default under the Lease, after the expiration of any applicable notice or cure period (or if Tenant has failed to timely pay rent or perform any of its other obligations under the Lease and transmittal of a default notice is barred by applicable law), (ii) if, not less than thirty (30) days before the scheduled expiration of the Letter of Credit, Tenant has not delivered to Landlord a new Letter of Credit in accordance with this Section 2.05 (which failure shall be deemed a default without notice or cure period), or (iii) if the credit rating of the long-term debt of the issuer of the Letter of Credit (according to Moody's or similar national rating agency) is downgraded to a grade below investment rate), or if the issuer of the Letter of Credit shall enter into any supervisory agreement with any governmental authority, or if the issuer of the Letter of Credit shall fail to meet any capital requirements imposed by applicable law. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to cure Tenant's default under the Lease and/or make any payments due to Landlord hereunder on account of such default. Any amount drawn in excess of the amount applied by Landlord pursuant to the immediately preceding sentence shall be held by Landlord as a security deposit for the performance by Tenant of its obligations hereunder. Said security deposit may be mingled with other funds of Landlord, and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. Tenant agrees that Landlord may, without waiving any of Landlord's other rights and remedies under this Lease upon the occurrence of a default by Tenant under the Lease, after the expiration of any applicable notice and cure period, draw upon the Letter of Credit in whole or in part, as applicable, up to an amount necessary to (i) remedy any failure by Tenant to repair or maintain the Demised Premises or to make payments or perform any other terms, covenants or

conditions contained herein, or (ii) compensate Landlord for damages incurred, or reimburse Landlord as provided herein, in connection with such default. After any such application by Landlord of the Letter of Credit or security deposit, Tenant shall reinstate the Letter of Credit to the amount originally required to be maintained hereunder, upon demand (and, upon such reinstatement, Landlord shall return any cash security deposit then being held by Landlord to Tenant). Within sixty (60) days after the later of (x) the expiration or sooner termination of the term of this Lease or (y) delivery of possession of the entire Demised Premises to Landlord in accordance with the terms of this Lease the Letter of Credit and any security deposit, to the extent not applied, shall be returned to Tenant, without interest. For purposes of this Section 2.05, a default shall also include any default that is prevented or delayed from ripening into an default due to Landlord's inability to give any required notice or the tolling of any notice and cure period caused by any stay or injunction arising from the bankruptcy of Tenant.

In the event of a sale of the Property or lease, conveyance or transfer of the Property, Landlord shall have the right to transfer the security to the transferee ("New Landlord") and Landlord shall thereupon be released by Tenant from all liability for the return of such security; and Tenant agrees to look to the New Landlord solely for the return of said security. The provisions hereof shall apply to every transfer or assignment made of the security to a New Landlord. Tenant further covenants that it shall not assign or encumber or attempt to assign or encumber the Letter of Credit or the monies deposited herein as security, and that neither Landlord nor its successors or assigns shall be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance. Landlord shall have the right to require Tenant to deliver a replacement Letter of Credit naming the New Landlord as beneficiary and, if Tenant shall fail to deliver the same within ten (10) days after notice, such failure shall constitute an Event of Default and, without limiting any of Landlord's other remedies, Landlord may, at its option, draw down the existing Letter of Credit and retain the proceeds as cash security hereunder until a replacement Letter of Credit is delivered.

Provided that at each time set forth in (A), (B) and (C) of this paragraph: (i) no Event of Default has occurred; (ii) the entire security deposit is then in the form of a Letter of Credit; and (iii) Landlord has not drawn from the Letter of Credit during the term of this Lease, then Tenant may reduce the amount of the Letter of Credit to the sum of: (A) $120,000.00 following the last day of the sixth (6th) Lease Year; (B) $90,000.00 following the last day of the seventh (7th) Lease Year; and (C) $60,000.00 following the last day of the eighth (8th) Lease Year and for the remainder of the term of this Lease (unless the size of the Demised Premises changes). Each of the forgoing reductions of the security deposit may be effected by either delivering to Landlord an amendment to the Letter of Credit evidencing the applicable reduction (which Landlord shall promptly countersign) or by delivery of a substitute Letter of Credit in such reduced amount and in strict conformity with the terms of this Section 2.05, in which event, the previous Letter of Credit shall be simultaneously returned to Tenant.

Article 3.

Utility Services

Section 3.01. Electricity.

(a) Subject to the terms of this Lease, Landlord shall provide, through the presently installed Building electrical facilities, electricity to the Demised Premises at capacity equal to six (6) watts connected load per usable square foot of the Demised Premises (exclusive of base Building systems providing services to, but not located within, the Demised Premises) for Tenant's commercially reasonable energy consumption therein, for reasonable and customary office lighting, heating, ventilating, air conditioning and power. Tenant shall not use any electrical equipment in the Demised Premises (or otherwise permit any use therein) which causes any excessive or unreasonable demand for electricity or which exceeds the capacity of the existing feeders, risers or wiring installations serving the Demised Premises. Landlord shall not be liable for any failure or defect in the supply or character of electric service furnished to the Demised Premises.

(b) From and after the Commencement Date, Tenant shall pay to Landlord, as Additional Rent an amount equal to $14,173.56 per year, or $1,181.13 per month (said amount, as the same may be adjusted, is the "Electricity Additional Rent"). Said Electricity Additional Rent shall be paid monthly, in advance, and shall continue to be payable on the Commencement Date and thereafter on the first day of each month during the term of the Lease, in the same manner as Base Rent is payable hereunder (it being agreed that such monthly payment shall be apportioned on a per diem basis if such period does not commence on the first day of a calendar month, or end on the last day of a calendar month). Said Electricity Additional Rent shall be subject to increase, from time to time, during the term of the Lease, in the same proportion of any actual increase (without mark-up) in the cost to Landlord for providing electricity to the Demised Premises (including any and all applicable surcharges, demand charges, time-of-day charges, energy charges, fuel adjustment charges, rate adjustment charges, taxes and/or any other amounts payable in respect thereof and net of any rebates or credits actually received by Landlord in respect of such electricity supplied to the Demised Premises). Tenant shall not connect any fixtures, machinery, appliances or equipment to the electric distribution system other than customary small office equipment. If Landlord consents to any connection not permitted by the preceding sentence (including, without limitation, consenting to the installation of a supplemental air conditioning system), as a condition to granting such consent, Landlord may require Tenant to agree to an increase in the Electricity Additional Rent by an amount determined by Landlord which will reflect the value to Tenant of the additional service to be furnished. Landlord shall have the right, from time to time during the term of the Lease, to have an independent, reputable, electrical consultant selected by Landlord, to survey from time to time the electricity consumption in the Demised Premises. If such survey demonstrates to Landlord that Tenant's demand electrical load and/or hourly usage of electricity exceeds by more than a de minimis degree that for ordinary office occupancies during Business Hours (as hereinafter defined), then Landlord shall have the right to increase the Electricity Additional Rent to reflect same. Tenant acknowledges that said Electricity Additional Rent payable hereunder does not include the cost of electricity incurred for any common areas or non-tenant areas of the Building or Park, which electricity charges shall be included in Operating Expenses hereunder.

(c) Tenant shall have the option at any time prior to or after the Commencement Date of installing submeters in the Demised Premises at Tenant's sole cost and expense to measure Tenant's electrical consumption. If Tenant exercises such option Tenant agrees to pay, or cause to be paid, as Electricity Additional Rent, in lieu of the amount to be paid in Section 3.01(b) above, the sum of all charges for electricity consumed in the Demised Premises (or by any special facilities serving the Demised Premises). Tenant shall comply with all contracts relating to any such services. Tenant's charges for such utility usage shall be based upon Tenant's actual usage as determined by Landlord's reading of the check-meters serving the Demised Premises. Tenant shall make monthly payments of Electricity Additional Rent on the first of each month after the installation of the check-meters serving the Demised Premises equal to one-twelfth (1/12) of the annual amount of such Electricity Additional Rent reasonably projected by Landlord, based upon prior usage at the relevant building or as projected by Landlord's engineer, to be due from Tenant (pro-rated for any partial month at the beginning or end of the term) from time to time. Tenant's monthly payments may be reasonably revised by Landlord from time to time so that Tenant's aggregate monthly payments shall equal the Electricity Additional Rent then projected to be due for the year in question. Landlord shall provide Tenant with a statement showing Tenant's actual usage of electricity based on the reading of Tenant's check-meters no less often than annually. If the Electricity Additional Rent is less than the Electricity Additional Rent paid by Tenant on account of Landlord's calculation of estimated electrical charges, Landlord shall either promptly refund to Tenant the difference or credit same against Rent next due from Tenant. If the Electricity Additional Rent is more than Landlord's calculation of estimated electrical charges, Tenant shall pay such amount to Landlord within thirty (30) days following receipt of the bill therefore. If such usage is not separately or check-metered from time to time, such usage and billing shall be based upon the reasonable estimate of Landlord's consulting engineer. If Tenant is directed by Landlord to make payments directly to the utility company for separately metered electricity, then Tenant shall pay such bills directly to the utility company, Tenant shall contract directly for electric service, and shall pay all bills for such utility service as and when due. Tenant shall pay all costs associated with obtaining the electricity service, including costs for equipment installation, maintenance and repair; exit fees, stranded cost charges, and the like.

Section 3.02. Other Landlord Services. Landlord shall provide Tenant with access to the Demised Premises 24 hours per day, 365 days per year, subject to matters described in Section 20.14, Landlord's reasonable security measures, and to Landlord's right to prohibit, restrict or limit access to the Building or the Demised Premises in emergency situations if Landlord determines, in its reasonable discretion, that it is necessary or advisable to do so in order to prevent or protect against death or injury to persons or damage to property. Landlord agrees to furnish to the Demised Premises the services, and for the periods, set forth on Exhibit 3.02 (Tenant paying for the cost of all such services as Operating Expenses). In addition to the services set forth on Exhibit 3.02, Landlord agrees to cause each of the following to be open and available for Tenant's use throughout the term of this Lease, subject to temporary closures for renovations, change in operators or delay resulting from Force Majeure Causes (as hereinafter defined): (a) a cafeteria or other food service facility to be operated in the Park; (b) a conference center facility; and (c) a fitness center. The cafeteria, conference center facility, fitness center, and other amenities then operated shall be of at least similar quality as those in existence in other first class office buildings in Fairfield County, Connecticut as of the date hereof (and which quality Landlord may adjust in its sole discretion throughout the term of this Lease in order to conform to such market standards). All other services necessary for the use, occupancy or operation of the Demised Premises, or to

maintain the same in good condition and repair (except to the extent set forth in Section 7.02, below), shall be provided by Tenant at Tenant's expense. In the event of an unanticipated maintenance or repair cost which is incurred by Landlord as an Operating Expense, Landlord shall notify Tenant upon determining the maintenance or repair is needed and, as necessary for Landlord to make payments to contractors or vendors, Tenant shall pay Tenant's Pro Rata Share of the reasonable cost thereof to Landlord within thirty (30) days after request in addition to the estimated monthly payments for Operating Expenses under Section 2.02 and the additional payment shall be credited against the total amount of Operating Expenses due under Section 2.02 for the year in question. Landlord shall not be required to provide services which exceed the capacity of the building systems serving the Demised Premises and shall not be required to act (or prevented from acting) in any manner which might create unsafe conditions, violate applicable legal requirements, or be inconsistent with standards for the operation of comparable institutionally financed office buildings. Landlord's obligation to provide such services shall be subject to interruption due to any act or omission of Tenant (including a failure to pay for utilities), accident, to the making of repairs, alterations or improvements (other than those due to the willful misconduct of Landlord), to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for such building, governmental restraints, or to any cause beyond Landlord's reasonable control. In the event of any such disruption or interruption (other than an act or omission of Tenant) prior to the time when Tenant is responsible for providing such services, Landlord shall use diligent efforts to restore the services, or to cause the services to be restored, as promptly as reasonably possible. In no event shall Landlord be liable for any interruption or delay in any of the above services for any of such causes.

Normal Building hours of operation ("Business Hours") are Monday through Friday, 8 a.m. to 6 p.m., and Saturday 8 a.m. to 1 p.m., exclusive of Connecticut state and federal holidays and such other days as Landlord may reasonably designate as Building holidays (e.g. the day after Thanksgiving). "Business Days" shall mean all days other than Saturdays, Sundays, Connecticut state holidays, federal holidays and such other days as Landlord may reasonably designate as Building holidays (e.g. the day after Thanksgiving).

Section 3.03. Service Interruption. If, by reason of Landlord's failure to make repairs or replacements required to be made by Landlord pursuant to this Lease or due to the gross negligence or willful misconduct of Landlord (a "Landlord Failure"), the HVAC System or the Building electrical system or the Building elevators serving the Demised Premises shall become inoperable, or any other conditions exist, and as a result thereof the entirety of the Demised Premises is rendered untenantable and Tenant ceases to use all of the Demised Premises for the conduct of its business and such Landlord Failure continues unremedied for more than ten (10) consecutive Business Days after Tenant gives written notice to Landlord of the Landlord Failure and the fact that all of the Demised Premises has been rendered untenantable by reason of such Landlord Failure and that Tenant shall have ceased using all of the Demised Premises for the conduct of its business, then the Base Rent, OpEx Additional Rent and Tax Additional Rent shall be abated during the time that the Demised Premises remains untenantable and unused by reason of such Landlord Failure after such tenth (10th) Business Day. Nothing contained in this Section 3.03 is intended to, or shall be deemed to, make any event described in or contemplated by Article 11 or Sections 3.02, 7.02 or 20.14, or any event resulting from an act or omission of Tenant or Persons Within Tenant's Control (as hereinafter defined) a Landlord Failure.

Article 4.

Insurance

Section 4.01. Compliance with Property Insurance. Tenant shall not permit any use of the Demised Premises which will make (or which may be reasonably expected to make) voidable any insurance on the Property or Park, or on the contents of said property, or which shall be contrary to any law or regulation from time to time established by the Insurance Services Office, or any similar body succeeding to its powers. Tenant shall, on demand, reimburse Landlord in full for its allocable share of any extra insurance premiums caused by the particular use or manner of use of the Demised Premises by Tenant (other than for typical office use).

Section 4.02. Tenant's Required Insurance.

(a) Tenant, at Tenant's expense, agrees to keep in force during the term of this Lease:

(1) Commercial general liability insurance which insures against claims for bodily injury, personal injury, advertising injury, and property damage based upon, involving, or arising out of the use, occupancy, or maintenance of the Demised Premises and the Park. Such insurance shall afford, at a minimum, the following limits:

Each Occurrence	$1,000,000
General Aggregate	$2,000,000
Products/Completed Operations Aggregate	$1,000,000
Personal and Advertising Injury Liability	$1,000,000
Fire Damage Legal Liability	$100,000
Medical Payments	$5,000

Any general aggregate limit shall apply on a per location basis. Tenant's commercial general liability insurance shall name Landlord, its trustees, officers, directors, members, agents, property managers, asset managers and employees, Landlord's mortgagees, and Landlord's representatives, as additional insureds and Tenant's insurance shall be primary on behalf of Landlord, its trustees, officers, directors, members, agents, property managers, asset managers and employees, Landlord's mortgagees, and Landlord's representatives and any policies of Landlord, its trustees, officers, directors, members, agents, and employees, Landlord's mortgagees, and Landlord's representatives shall be non-contributory. This coverage shall be written on the most current ISO CGL form, shall include contractual liability, premises-operations and products-completed operations and shall contain an exception to any pollution exclusion which insures damage or injury arising out of heat, smoke, or fumes from a hostile fire. Such insurance shall be written on an occurrence basis and contain a standard separation of insureds provision.

(2) Business automobile liability insurance covering owned, hired and non-owned vehicles with limits of $1,000,000 combined single limit per occurrence.

(3) Workers' compensation insurance in accordance with the laws of the state in which the Demised Premises are located with employer's liability insurance in an amount not less than $1,000,000.

(4) Umbrella/excess liability insurance, on an occurrence basis, that applies excess of the required commercial general liability, business automobile liability, and employer's liability policies with the following minimum limits:

Each Occurrence	$5,000,000
Annual Aggregate	$5,000,000

Umbrella/excess liability policies shall contain an endorsement stating that any entity qualifying as an additional insured on the insurance stated in the Schedule of Underlying Insurance shall be an additional insured on the umbrella/excess liability policies, and that they apply immediately upon exhaustion of the insurance stated in the Schedule of Underlying Insurance in respect of the coverage afforded to any additional insured. The umbrella/excess liability policies shall also provide that they apply before any other insurance, whether primary, excess, contingent or on any other basis, available to an additional insured on which the additional insured is a named insured (which shall include any self-insurance), and that the insurer will not seek contribution from such insurance.

(5) Property insurance "the equivalent of causes of loss – special form" including flood, earthquake, windstorm, theft, sprinkler leakage and boiler and machinery coverage on all of Tenant's trade fixtures, furniture, inventory and other personal property in the Demised Premises, and on any alterations, additions, or improvements made by Tenant upon the Demised Premises all for the full replacement cost thereof. Tenant shall use the proceeds from such insurance for the replacement of trade fixtures, furniture, inventory and other personal property and for the restoration of Tenant's improvements, alterations, and additions to the Demised Premises. Landlord shall be named as loss payee with respect to alterations, additions, or improvements of the Demised Premises.

(6) Business income and extra expense insurance with limits not less than one hundred percent (100%) of all income and charges payable by Tenant under this lease for a period of twelve (12) months.

(b) All policies required to be carried by Tenant hereunder shall be issued by an insurance company licensed or authorized to do business in the state in which the Property is located with a rating of at least "A-: X" or better as set forth in the most current issue of Best's Insurance Reports, unless otherwise approved by Landlord. Tenant shall not do or permit anything to be done that would invalidate the insurance policies required herein. Liability insurance maintained by Tenant shall be primary coverage on behalf of Landlord, its trustees, officers, directors, members, agents, employees, property managers, asset managers, Landlord's mortgagees, Landlord's representatives, and all other persons and entities designated by Landlord, without right of contribution by any similar insurance that may be maintained by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to delivery or possession of the Demised Premises and ten (10) days following each renewal date. Certificates of insurance shall evidence that Landlord, its trustees, officers, directors, members, agents, employees, property managers, asset managers, Landlord's mortgagees, Landlord's representatives, and all other persons and entities designated by Landlord, are included as additional insureds on liability policies and that Landlord is named as loss payee on the property insurance as stated in Section

4.02(a)(5) above. Further, each policy shall contain provisions giving Landlord and each of the other additional insureds least thirty (30) days' prior written notice of cancellation, non-renewal or material change in coverage.

In the event that Tenant fails to provide evidence of insurance required to be provided by Tenant in this Lease, prior to the Commencement Date and thereafter during the term of the Lease, within ten (10) days following Landlord's request thereof, and thirty (30) days prior to the expiration of any such coverage, Landlord shall be authorized (but not required) to procure such coverage in the amount stated with all costs thereof to be chargeable to Tenant and payable upon written invoice thereof.

(c) The limits of insurance required by this Lease, or as carried by Tenant, shall not limit the liability of Tenant or relieve Tenant of any obligation thereunder, except to the extent provided for under Section 4.04 below. Any deductibles selected by Tenant shall be the sole responsibility of Tenant.

(d) Tenant acknowledges and agrees that Tenant insurance requirements stipulated in this Section 4.02 are based upon current industry standards. Landlord reserves the right to require additional coverage or to increase limits as industry standards change; provided, however, that the amount to which such additional coverages or insurance requirements may be increased shall not exceed the types or amount then being required by landlords of comparable first-class office buildings in Fairfield County, Connecticut.

(e) Should Tenant engage the services of any contractor to perform work in the Demised Premises, Tenant shall ensure that such contractor carries commercial general liability, business automobile liability, umbrella/excess liability, worker's compensation and employer's liability coverages in substantially the same forms as required of Tenant under this Lease and in amounts approved by Landlord and/or Landlord's property manager. Contractor shall include Landlord, its trustees, officers, directors, members, agents, employees, property managers, asset managers, Landlord's mortgagees, Landlord's representatives, and all other persons and entities designated by Landlord as additional insureds on the liability policies required hereunder. All policies required to be carried by any contractor shall be issued by and binding upon an insurance company licensed to do business in the state in which the Property is located with a rating of at least "A-: X" or better as set forth in the most current issue of Best's Insurance Reports, unless otherwise approved by Landlord. Certificates of insurance, acceptable to Landlord, evidencing the existence and amount of each insurance policy required hereunder shall be delivered to Landlord prior to the commencement of any work in the Demised Premises. Further, each policy will contain provisions giving Landlord and each of the other additional insureds with at least thirty (30) days' prior written notice of any cancellation, non-renewal or material change in coverage. The above requirements shall apply equally to any subcontractor engaged by contractor.

Section 4.03. Landlord's Required Insurance. Landlord shall procure and maintain the following:

(a) All risk property insurance on the Property. Landlord shall not be obligated to insure any furniture, equipment, trade fixtures, machinery, goods, or supplies which Tenant may keep or maintain in the Demised Premises or any alteration, addition, or improvement which

Tenant may make upon the Demised Premises. In addition, Landlord may elect to secure and maintain rental income insurance. If the annual cost to Landlord for such property or rental income insurance exceeds the standard rates because of the particular nature of Tenant's operations (other than typical office use), Tenant shall, upon receipt of appropriate invoices, reimburse Landlord for such increased cost.

(b) Commercial general liability insurance, which shall be in addition to, and not in lieu of, insurance required to be maintained by Tenant. Tenant shall not be named as an additional insured on any policy of liability insurance maintained by Landlord.

Section 4.04. Waiver of Subrogation. Landlord waives any and all rights of recovery against Tenant for or arising out of damage to, or destruction of the Demised Premises to the extent that Landlord's property insurance policies then in force insure against such damage or destruction and permit such waiver and only to the extent of insurance proceeds actually received by Landlord for such damage or destruction. Tenant waives any and all rights of recovery against Landlord for or arising out of damage to or destruction of any property of Tenant to the extent that Tenant's property insurance policies then in force or the policies required by this Lease, whichever is broader, insure against such damage or destruction. Landlord and Tenant will cause their respective insurers to issue appropriate waiver of subrogation right endorsements to all policies and insurance carried in connection with the Demised Premises or the contents of either of them.

Section 4.05. Limitation on Liability. Landlord shall not be responsible for or liable to Tenant for any loss or damage that may be occasioned by or through the acts or omissions of persons occupying adjoining premises or any part of the premises adjacent to or connected with the Demised Premises or any part of the Building or for any loss or damage resulting to Tenant or its property from burst, stopped or leaking water, gas, sewer or steam pipes or falling plaster, or electrical wiring or for any damage or loss of property within the Demised Premises from any causes whatsoever, including but not limited to theft, and/or acts or threatened acts of terrorism, damage or injury due to mold, excepting only losses or damages resulting from the gross negligence or willful misconduct of Landlord. Landlord shall not be liable under any circumstances to Tenant for any incidental or consequential damages.

Article 5.

Use of Demised Premises

Section 5.01. Permitted Use. Tenant covenants and agrees to use the Demised Premises only for the purposes of general office use and uses ancillary thereto and not prohibited by law or any other provision of this Lease and consistent with the standards of Class A office parks in Norwalk, Wilton and Westport, Connecticut, and for no other purpose (the "Permitted Use").

Section 5.02. Compliance with Laws.

(a) Tenant shall not make or permit any occupancy or use of any part of the Demised Premises for any hazardous, offensive, dangerous, noxious or unlawful occupation, trade, business or purpose or any occupancy or use thereof which is contrary to any law, by-law,

ordinance, rule, permit or license, and shall not cause, maintain or permit any nuisance in, at or on the Demised Premises. Tenant shall not place any loads upon the floors, walls, or ceiling which endanger the structure, or place any Hazardous Materials in the drainage system of the Demised Premises, Property, or Park, or overload existing electrical or other mechanical systems. Tenant shall not use any machinery or equipment in the Demised Premises that causes excessive noise or vibration, as reasonably determined by Landlord, or that unreasonably interferes with the use or enjoyment of the Property or Park by other tenants or lawful occupants. No refuse shall be dumped upon or permitted to remain outside of the Demised Premises except in trash containers placed inside exterior enclosures designated by Landlord for that purpose. No sign, antenna or other structure or thing shall be erected or placed on the Demised Premises or any part of the exterior of any building or on the land comprising the Property or Park or erected so as to be visible from the exterior of the building containing the Demised Premises except as expressly permitted pursuant to Section 20.12 of this Lease. Tenant shall not cause or permit any waste, overloading, stripping, damage, disfigurement or injury of or to the Property, the Demised Premises, or the Park, or any part thereof.

(b) Tenant agrees not to generate, store or use any Hazardous Materials (as hereinafter defined) on or about the Demised Premises, except those used by Tenant in its general office operations and janitorial services, in both cases limited to such Hazardous Materials in such amounts as are customarily used in general office uses and for janitorial service provided to general office uses and in compliance with applicable Environmental Laws (as defined below). For purposes of this Lease, "Hazardous Materials" shall mean any substance regulated under any Environmental Law, including those substances defined in 42 U.S.C. Sec. 9601(14) or any related or applicable federal, state or local statute, law, regulation, or ordinance, pollutants of contaminants (as defined in 42 U.S.C. Sec. 9601(33), petroleum (including crude oil or any fraction thereof), any form of natural or synthetic gas, sludge (as defined in 42 U.S.C. Sec. 6903(26A), radioactive substances, hazardous waste (as defined in 42 U.S.C. Sec. 6903(27)) and any other hazardous wastes, hazardous substances, contaminants, pollutants or materials as defined, regulated or described in any of the Environmental Laws. As used in this Lease, "Environmental Laws" means all federal, state and local laws relating to the protection of the environment or health and safety, and any rule or regulation promulgated thereunder and any order, standard, interim regulation, moratorium, policy or guideline of or pertaining to any federal, state or local government, department or agency, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Clean Water Act, the Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Marine Protection, Research, and Sanctuaries Act, the National Environmental Policy Act, the Noise Control Act, the Safe Drinking Water Act, the Resource Conservation and Recovery Act, as amended, the Hazardous Material Transportation Act, the Refuse Act, the Uranium Mill Tailings Radiation Control Act and the Atomic Energy Act and regulations of the Nuclear Regulatory Agency, paragraph (a) of Section 22a-449 of the Connecticut General Statutes, as amended, and in Section 22a-115 of the Connecticut General Statutes, as amended, and any other state and local counterparts or related statutes, laws, regulations, and order and treaties of the United States. Tenant shall not take or permit any action that would cause the Demised Premises or Park (or any portion thereof) to become an "establishment" (as defined in the Connecticut Transfer Act, C.G.S. § 22a-134 et seq.). In the event the site is deemed to be an "establishment", then, in connection with any transfer of the

Demised Premises or the Park (or any portion thereof), Tenant shall comply with the Connecticut Transfer Act and any other applicable laws related thereto, in each case to the extent relative to its operations.

(c) Tenant shall permit Landlord and Landlord's agents, representatives and employees, including, without limitation, legal counsel and environmental consultants and engineers, access to the Demised Premises during the term upon at least forty-eight (48) hours' prior notice (which may be verbal, including by telephone) for purposes of conducting environmental assessments; provided, however, that such assessments may only be conducted if (i) Landlord has reason to believe that there has been a release or threat of release of Hazardous Materials in a reportable quantity at the Demised Premises or arising from Tenant's activities at the Property or Park or (ii) requested by an actual or prospective mortgage lender, purchaser or equity investor. Landlord shall permit Tenant or Tenant's representatives to be present during any such assessment, and any investigation, testing or sampling. Landlord shall make reasonable efforts to avoid materially interfering with Tenant's use of the Demised Premises, and upon completion of Landlord's assessment, investigation, and sampling, shall substantially repair and restore the affected areas of the Demised Premises from any damage caused by the assessment. Such assessment shall be at Landlord's expense, provided that if the assessment shows that a release of Hazardous Materials in violation of Tenant's obligations under this Lease has occurred, then Landlord's actual, reasonable, out-of-pocket costs relating to such assessment shall be reimbursed by Tenant. Tenant shall pay for all costs reasonably incurred by Landlord, for independent consultants or otherwise, in connection with inspections, investigations, and/or response actions concerning a release or threat of release of Hazardous Materials at the Demised Premises. Landlord hereby represents to the best of its knowledge that as of the date of this Lease the Building and common areas of the Park are free of Hazardous Materials in violation of Environmental Laws.

(d) Landlord, at its sole cost and expense, shall comply with all Environmental Laws in connection with any Hazardous Materials in or about the Demised Premises or otherwise affecting the Demised Premises or any of Tenant's rights under this Lease other than in respect of Hazardous Materials brought to the Demised Premises, the Building or the Park by Tenant, Persons Within Tenant's Control or any party otherwise claiming by or through Tenant.

Section 5.03. <u>Hazardous Materials Indemnity</u>. (a) Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord and hold Landlord, Landlord's managing agent and any mortgagee of the Demised Premises fully harmless from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, damages, fines and expenses, including, without limitation, reasonable attorneys fees, consultants' fees, laboratory fees and clean-up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to (i) the presence of any Hazardous Materials on the Property, Park, or the Demised Premises arising from the action or negligence of Tenant or any of its officers, employees, contractors, agents or invitees, or arising out of the generation, storage, treatment, handling, transportation, disposal or release by Tenant or any of its officers, employees, contractors, agents or invitees) of any Hazardous Materials at or near the Property, Park or the Demised Premises, (ii) any violation(s) by Tenant or any of its officers, employees, contractors, agents or invitees of any applicable law regarding Hazardous Materials, and (iii) any breach by Tenant of the obligations set forth in Section 5.02 of this Lease.

(b) Landlord shall indemnify, defend with counsel reasonably acceptable to Tenant and hold Tenant fully harmless from and against any and all liability, loss, suits, claims, actions, causes of action, proceedings, demands, costs, penalties, damages, fines and expenses, including, without limitation, reasonable attorneys' fees, consultants' fees, laboratory fees and clean-up costs, and the costs and expenses of investigating and defending any claims or proceedings, resulting from, or attributable to (i) the presence of any Hazardous Materials on the Property, Park or the Demised Premises arising from the action or negligence of Landlord or any of its officers, employees, contractors agents or invitees, or arising out of the generation, storage, treatment, handling, transportation, disposal or release by Landlord or any of its officers, employees, contractors, agents or invitees) of any Hazardous Materials at or near the Property, Park or the Demised Premises, and (ii) any violation(s) by Landlord or any of its officers, employees, contractors, agents or invitees of any applicable law regarding Hazardous Materials.

Section 5.04. Rules and Regulations. Rules and regulations (attached as Exhibit 5.04), provided the same do not conflict with the provisions of this Lease affecting the cleanliness, safety, occupation and use of the Demised Premises and common areas of the Property and Park, which in the judgment of Landlord are reasonable, shall be observed by Tenant and its employees, and Tenant shall cause its agents, contractors, customers and business invitees to comply therewith. Tenant acknowledges that the rules and regulations may include provisions necessary to comply with requirements of governmental approvals. Landlord agrees that the rules and regulations shall not be applied against Tenant in a discriminatory manner.

Article 6.

Compliance with Legal Requirements

Section 6.01. Compliance with Legal Requirements.

(a) Throughout the term of this Lease, Tenant, at its sole cost and expense, shall promptly and timely comply with all requirements of law related in any way to the Demised Premises, any requirements of law related specifically to Tenant Work (as hereinafter defined) or to Tenant's specific use and occupation of the Demised Premises or with respect to any modifications or renovation to the Demised Premises proposed by Tenant, and shall procure and maintain all permits, licenses and other authorizations required with respect to the Demised Premises, or any part thereof, for the lawful and proper operation, use and maintenance of the Demised Premises or any part thereof. Tenant shall in each and every event and instance, at its sole cost and expense, be responsible for compliance with all codes and regulations with respect or relating to the Demised Premises, including, without limitation, those occasioned by work performed by or for Tenant.Landlord shall comply with all applicable laws, now in effect or which may hereafter come into effect, relating in any manner to the Building, to the extent a failure to so comply would have a material and adverse impact on Tenant's ability to use the Demised Premises.

Article 7.

Construction, Condition, Repairs and Maintenance of Demised Premises

Section 7.01. Condition. Landlord shall deliver and Tenant shall accept possession of the Demised Premises in its "as is" condition as of the date hereof, vacant and broom-clean with the Finish Work Substantially Complete.

Section 7.02. Landlord Maintenance Obligations. Throughout the term of this Lease, and except as provided in Section 7.03, but subject to the terms of Article 11, Landlord shall make such repairs to the common areas of the Property (including the Building's roof, exterior walls, structural elements and Building systems serving the Demised Premises) as may be necessary to keep them in good condition in accordance with standards for a first-class suburban office building of comparable age in the Norwalk, Wilton and Westport, Connecticut market, reasonable wear and tear excepted.

Section 7.03. Tenant Maintenance Obligations. Throughout the term of this Lease, and except as provided in this Section 7.03, but subject to the terms of Article 11, Tenant shall maintain and repair the Demised Premises, any sub-, check- or separate meters for utilities to the extent measuring only utility usage within the Demised Premises, and any Tenant Work, the utility meters serving only the Demised Premises, and, subject to Section 7.02 to the contrary, any Building systems (e.g., plumbing, HVAC, electrical) to the extent serving exclusively and accessible from within the Demised Premises, in accordance with standards for a first class suburban office building in the Norwalk, Wilton and Westport, Connecticut market, reasonable wear and tear excepted. To the maximum extent permitted by law, Tenant shall indemnify, defend and hold harmless Landlord (including reasonable attorneys' fees, investigation costs and remediation costs) from and against any and all claims, demands, liabilities, damages, judgments, fines and penalties which in any manner whatsoever arise out of or are in any manner related to: (i) Tenant's failure to maintain the Demised Premises pursuant to this Section 7.03 of this Lease; or (ii) the presence of mold in the Demised Premises or Building which was caused by, contributed to, or allowed by Tenant; and regardless of whether Landlord was actively or passively negligent.

Section 7.04. Landlord's Right of Entry. Landlord, or agents or contractors or prospective investors, lenders or purchasers of Landlord, at reasonable times, shall be permitted to enter upon the Demised Premises to examine the condition thereof, to make repairs, alterations and additions as Landlord is required or permitted under the terms of this Lease, and at any reasonable time within fifteen (15) months before the expiration of the term to show the Demised Premises to prospective tenants, and for such purposes, Tenant hereby grants to Landlord and others accompanying Landlord a right of access to the Demised Premises. In connection with such access, Landlord shall make reasonable efforts to not unreasonably interfere with the operation or work at the Demised Premises and shall give Tenant reasonable prior oral or written notice (except in the event of an emergency, in which event such notice shall be as prompt as possible under the circumstances) of Landlord's intent to access the Demised Premises and the opportunity to have a representative present.

Article 8.

Alterations and Additions

Section 8.01. Tenant Work.

(a) Tenant shall not make any changes, alterations or additions, structural or non-structural, to the Demised Premises ("Tenant Work") without first obtaining the written consent of Landlord on each occasion, which consent shall not be unreasonably withheld, conditioned or delayed provided that such Tenant Work (i) is not visible from the outside of the Demised Premises, (ii) does not affect any part of the Building other than the Demised Premises, (iii) does not require any alterations, installations, improvements, additions or other physical changes to be performed in or made to any portion of the Building other than the Demised Premises, (iv) does not affect adversely the proper functioning of any Building system, (v) does not reduce the value or utility of the Building (as determined by Landlord in good faith), (vi) does not affect the structure of the Building, (vii) does not impede Landlord's access to the service areas of the Building in any material respect, and (viii) does not violate or render invalid the certificate of occupancy for the Building or any part thereof. Each such change, alteration or addition is referred to herein as "Tenant Work". As part of Tenant Work, Tenant, at its sole cost and expense, shall design, construct and install Tenant's data, telephone, audio-visual, internet and video systems, and furniture systems. Each request for Landlord's consent to Tenant Work shall be accompanied by fully detailed construction plans and specifications. Wherever Landlord consent is required, it shall include approval of plans and contractors and the insurance required under Section 4.04. Unless otherwise approved by Landlord, Tenant shall use the contractors and engineers designated by Landlord for the Building where Tenant Work affects Building systems. Tenant shall notify Landlord of all alterations or additions and provide Landlord with copies of any construction plans therefor whether or not Landlord's consent is required. All such allowed alterations shall be made at Tenant's expense by an Approved Contractor (as defined below), in compliance with all laws, and shall meet or exceed the Building Standards. Following invoice with reasonable documentation, Tenant shall reimburse Landlord upon demand for all third-party costs and expenses reasonably incurred by Landlord in connection with reviewing proposed Tenant Work (subject to a maximum of $5,000 per set of proposed Tenant Work), regardless of whether Landlord approves same. Prior to commencing any work at the Property the total cost of which is expected to exceed $150,000.00, Tenant shall provide Landlord with security for timely lien-free completion thereof as Landlord may reasonably require. Upon the expiration or earlier termination of this Lease, Tenant shall assign to Landlord (without recourse) all warranties and guaranties then in effect for all work performed by Tenant at the Demised Premises.

Tenant acknowledges that the Building is certified in accordance with elements of the US Green Building Council's ("USGBC") Leadership in Energy and Environmental Design ("LEED") Rating System for Existing Buildings ("LEED-EB") Certification. Tenant may elect to design and construct its Tenant Work to pursue LEED certification for the USBGC Commercial Interior rating. In no event, however, may any Tenant Work or Finish Work be designed or constructed in a manner that adversely affects the Building's LEED-EB program.

For Purposes of this Section 8.01(a), an "Approved Contractor" shall mean a contractor or mechanic identified by Tenant in writing, who has been approved by Landlord (such approval not to be unreasonably withheld, conditioned or delayed).

(b) Tenant shall construct Tenant Work in a good and workmanlike manner, using new materials of first quality, and shall comply with all applicable laws and all applicable ordinances, orders and regulations of governmental authorities applicable to Tenant Work. Tenant shall prepare, at Tenant's expense, complete, coordinated construction drawings and specifications (the "Construction Documents") for all Tenant Work. No Tenant Work shall be performed except after receipt by Tenant of all applicable permits and in accordance with the Construction Documents approved by Landlord. Landlord has no obligation to approve any request by Tenant of a change in Tenant Work shown on the Construction Documents if, in Landlord's reasonable judgment, such Tenant Work (i) would materially increase the cost of operating the Building or increase the cost of performing any other work in the Building, (ii) is incompatible with the design, quality, equipment or systems of the Building, (iii) would require unusual expense to readapt the Demised Premises to general purpose office use, or (iv) otherwise does not comply with the provisions of this Lease. Landlord shall in no event be responsible legally or otherwise for any Construction Documents and Tenant Work. Tenant shall be responsible for all costs of Building services or facilities (such as electricity, HVAC, and cleaning) required to implement Tenant Work. Tenant shall commence and diligently prosecute Tenant Work to completion.

Landlord shall review the Construction Documents and approve, or disapprove by written notice in sufficient detail for Tenant to be able to reply, or request additional information following the complete submission of the Construction Documents or any other plans submitted by Tenant as set forth above. All approvals, inspections, and requirements of Landlord with respect to the Construction Documents or other plans, and Tenant Work shall be for Landlord's benefit only, may not be relied on by Tenant, and shall not affect Tenant's responsibility for the same.

(c) Except as set forth below, all Tenant Work shall become property of Landlord at the termination of occupancy as provided herein. If Landlord notifies Tenant, in connection with any consent to alterations or additions requested by Tenant, that Tenant shall be required to remove such alterations or additions which constitute Specialty Alterations (as hereafter defined) at the expiration of the Term, then such Specialty Alterations shall be removed, and any damage to the Building resulting therefrom shall be repaired and all slab and wall penetrations shall be restored to the condition that existed prior to such penetrations, by Tenant, at its expense, with minimal disturbance to the Demised Premises prior to the expiration of the Term. For purposes hereof, "Specialty Alterations" means alterations that are above or otherwise inconsistent with Building Standards. Tenant's trade fixtures and personal property, and any equipment which is not affixed and which may be removed with minimal disturbance or repairable damage, shall be removed and any damage to the Building shall be repaired by Tenant during the term of this Lease, so that the Demised Premises are left in at least as good a condition as they were in at the commencement of the term, reasonable wear and tear and repairs which are not Tenant's obligation hereunder excepted. The Demised Premises shall otherwise be left in the same condition as at the commencement of the term or such better condition as it may thereafter be put, reasonable wear and tear and, to the extent Landlord is required to restore the same, damage by fire or other casualty or taking or condemnation by public authority excepted.

Article 9.

Discharge of Liens

Section 9.01. No Liens. Tenant shall not create or permit to be created or to remain, and within ten (10) days after notice from Landlord shall discharge or bond off, at its sole cost and expense and to the reasonable satisfaction of Landlord and any mortgagee, any lien, encumbrance or charge (on account of any mechanic's, laborer's, materialmen's or vendor's lien, or any mortgage, or otherwise) made or suffered by Tenant which is or might be or become a lien, encumbrance or charge upon the Demised Premises (including Tenant's leasehold interest therein), Property or Park or any part thereof, or the rents, issues, income or profits accruing to Landlord therefrom, and Tenant shall not suffer any other matter or thing within its control whereby the estate, rights and interest of Landlord in the Property or Demised Premises or any part thereof might be materially impaired.

Article 10.

Subordination

Section 10.01. Lease Subordinate to Mortgages.

(a) This Lease shall be subject and subordinate to each ground or underlying lease of the Building or Property heretofore or hereafter made and all renewals, extensions supplements and modifications thereof (each a "Superior Lease") and to each trust indenture or mortgage which may now or hereafter affect the Building, the Property or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder (each a "Mortgage"), whether made prior to or after the execution of this Lease, and to all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder. This clause shall be self-operative and no further agreement of subordination shall be required to make the interest of any holder of a Superior Lease (a "Lessor") or holder of a Mortgage (a "Mortgagee") superior to the interest of Tenant hereunder. In confirmation of such subordination, however, Tenant shall promptly execute and deliver any commercially reasonable document, in recordable form if requested, that Landlord, any Lessor or any Mortgagee may reasonably request to evidence such subordination. If, in connection with the financing of the Real Property, the Building or the interest of the lessee under any Superior Lease, or if, in connection with the entering into of a Superior Lease, any lending institution or Lessor, as the case may be, requests reasonable modifications of this Lease that do not increase rent or change the term of this Lease, or adversely affect the rights or obligations of Tenant under this Lease (other than to a de minimis extent), Tenant shall make such modifications; or

(b) If any Mortgagee shall so elect, this Lease, and the rights of Tenant hereunder, shall be superior in right to the rights of such Mortgagee, with the same force and effect as if this Lease had been executed and delivered, and recorded, or a statutory notice hereof recorded, prior to the execution, delivery and recording of any such mortgage.

Any election as to Subsection (b) above shall become effective upon either notice from such Mortgagee to Tenant in the same fashion as notices from Landlord to Tenant are to be given hereunder or by the recording in the appropriate registry or recorder's office of an instrument, in which such Mortgagee subordinates its rights under such mortgage or ground lease to this Lease.

In the event any Mortgagee shall succeed to the interest of Landlord, whether by judicial or non-judicial foreclosure or otherwise, or any Lessor shall succeed to the interest of Landlord, whether by termination of a Superior Lease or otherwise (such party succeeding to Landlord's interest hereunder is referred to as the "Successor Landlord"), at the election of such Successor Landlord, Tenant shall, and does hereby agree to attorn to such Successor Landlord and to recognize such Successor Landlord as its landlord and Tenant shall promptly execute and deliver any instrument that such Successor Landlord may reasonably request to evidence such attornment provided such document contains reasonably satisfactory non-disturbance provisions to allow Tenant to remain in occupancy pursuant to this Lease and exercise all of its other rights under this Lease as long as no Event of Default exists. In confirmation of such subordination, Tenant shall promptly execute and deliver a commercially reasonable instrument provided by the Lessor or the Mortgagee or any of their respective successors in interest to evidence such subordination. If requested by any such Successor Landlord, Tenant further agrees to enter into a new lease for the balance of the term of this Lease (and otherwise upon the same terms and conditions of this Lease) in the event of a judicial or non-judicial foreclosure of a mortgage granted to any Mortgagee or the termination of a Superior Lease or otherwise.

Upon such attornment, the Successor Landlord shall not be: (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease except that the Successor Landlord shall cure any continuing failure to perform maintenance or repair work that constitutes a default of Landlord hereunder (but shall not be liable for any damages arising prior to the attornment); (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant unless received by the Successor Landlord; (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord; (iv) bound by any modification of this Lease subsequent to such mortgage or by any previous prepayment of regularly scheduled monthly installments of Base Rent for more than (1) month, which was not approved in writing by the Successor Landlord; (v) liable to Tenant beyond the Successor Landlord's interest in the Property and the rents, income, receipts, revenues, issues and profits issuing from such Property; (vi) liable for any portion of a security deposit not actually received by the Successor Landlord; or (vii) bound by any obligation to perform any work or to make improvements to the Demised Premises except for repairs and maintenance pursuant to the provisions of Section 7.02 and any other applicable provisions of this Lease and repairs to the Demised Premises or any part thereof as a result of damage by fire or other casualty pursuant to Article 11, but only to the extent that such repairs can be reasonably made from the net proceeds of any insurance actually made available to such owner, Lessor or Mortgagee.

(c) The covenant and agreement contained in this Lease with respect to the rights, powers and benefits of any such Successor Landlord constitute a continuing offer to any person, corporation or other entity, which by accepting or requiring an assignment of this Lease or by entry of foreclosure assumes the obligations herein set forth with respect to such Successor Landlord.

(d) No assignment of this Lease and no agreement to make or accept any surrender, termination or cancellation of this Lease and no agreement to modify so as to reduce the Rent, change the term, or otherwise materially change the rights of Landlord under this Lease, or to relieve Tenant of any obligations or liability under this Lease, shall be valid unless consented to in writing by each of Landlord's mortgagees or lessors of record, if any, to the extent Tenant is advised in writing that that such consent is required pursuant to the terms of the applicable mortgage or ground lease.

(e) Tenant agrees, within ten (10) days following the request of Landlord, to execute and deliver from time to time any commercially reasonable agreement, in recordable form, which may reasonably be deemed necessary to implement the provisions of this Section 10.01, including, without limitation, the form of agreement provided by either Landlord, any Lessor or any Mortgagee or any of their respective successors in interest to evidence such subordination.

Section 10.02. Estoppel Certificates. Tenant shall furnish to Landlord, within ten (10) Business Days after request therefor by Landlord or any Mortgagee, from time to time, a written statement setting forth the following information:

(a) Whether and when Tenant accepted possession of the Demised Premises, and the commencement and expiration dates of the term of this Lease,

(b) The applicable Rent then being paid, including all Additional Rent based upon the Additional Rent most recently established;

(c) That there is no uncured breach of this Lease by Tenant or, to Tenant's knowledge, Landlord, (or, if there is a breach, specifying any breach);

(d) That Tenant has no current claims or offsets against Landlord, or specifically listing any such claims;

(e) The date through which Base Rent and Additional Rent has then been paid;

(f) Such other information relevant to the Lease as Landlord may reasonably request; and

(g) A statement that any prospective Mortgagee and/or purchaser may rely on all such information.

Section 10.03. Notices to Mortgagees and Lessors. After receiving notice from any person, firm or other entity that it holds a Mortgage or Superior Lease, no notice from Tenant to Landlord shall be effective against such Mortgagee or Lessor (as the case may be) unless and until a copy of the same is given to such Mortgagee or Lessor (as the case may be) at the last notice address for such Mortgagee or Lessor (as the case may be) delivered to Tenant by such Mortgagee or Lessor (as the case may be) or Landlord, and the curing of any of Landlord's defaults by such Mortgagee or Lessor (as the case may be) shall be treated as performance by Landlord. Accordingly, no act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder, to exercise any right of self-help or to terminate this Lease, shall result in a release or termination of such

obligations or a termination of this Lease unless (i) Tenant shall have first given written notice to such Mortgagee or Lessor (as the case may be) of Landlord's act or failure to act which could or would give basis for Tenant's rights at the last notice address for such Mortgagee or Lessor (as the case may be) delivered to Tenant by such Mortgagee or Lessor (as the case may be) or Landlord; and (ii) such Mortgagee or Lessor (as the case may be), after receipt of such notice, has failed or refused to correct or cure the condition complained of within the applicable cure period afforded Landlord under this Lease or such longer period of time as may be reasonably required by Mortgagee or Lessor (as the case may be) to cure such default with due diligence (including such time as may be necessary for Mortgagee or Lessor (as the case may be) to obtain possession or title to the Property, if required to cure the default).

Article 11.

Fire, Casualty and Eminent Domain

Section 11.01. Rights to Terminate the Lease. Should a substantial portion of the Demised Premises, the Building, the Park, or the Property be damaged by fire or other casualty, or be taken by eminent domain, Landlord, at its sole option, may elect to terminate this Lease. When fire or other unavoidable casualty or taking renders the Demised Premises substantially unsuitable for its Permitted Use, including without limitation by denying Tenant reasonable access to the Demised Premises, and Tenant does in fact cease to occupy all or a portion of the Demised Premises on account of such event, a just and proportionate abatement of rent shall be made, and Tenant may elect to terminate this Lease if:

(a) within sixty (60) days after Tenant notifies Landlord of such casualty, Landlord fails to give written notice to Tenant of Landlord's intention to restore the Demised Premises (other than Finish Work and Tenant Work) or provide alternate access, if access has been taken or destroyed, and such failure continues ten (10) days following written notice from Tenant of such failure; or

(b) Landlord gives notice of its intention to restore (other than the Finish Work and Tenant Work) and, in the estimate of Landlord's general contractor, such restoration will take greater than twelve (12) months to complete, provided that Tenant gives such notice within fifteen (15) days after receiving Landlord's notice that it intends to restore the Demised Premises (other than Finish Work and Tenant Work); or

(c) Landlord gives notice of its intention to restore ("Landlord's Restoration Notice") and Landlord fails to restore the Demised Premises (other than Finish Work and Tenant Work) to the condition required under Section 11.02 or fails to provide alternate access within twelve (12) months (or such longer period as is specified in Landlord's Restoration Notice) of such fire or other unavoidable casualty, or taking; provided however, that in the event Landlord has diligently commenced repairs to the damaged property and such repair takes more than twelve (12) months (or such longer period as is specified in Landlord's Restoration Notice), Landlord shall have the right to complete such repairs within a reasonable time period thereafter.

Landlord reserves, and Tenant grants to Landlord, all rights which Tenant may have for damages or injury to the Demised Premises for any taking by eminent domain, except for damages

specifically awarded on account of Tenant's trade fixtures, property or equipment. For purposes of this Section, a taking or damage shall be substantial if it shall affect more than twenty-five (25%) percent of the Demised Premises, the Building or the Property.

In the event that the Lease terminates due to a fire or other casualty pursuant to this Section 11.01, Landlord shall receive all insurance proceeds attributable to Tenant Work and Finish Work other than the portion allocable to Tenant's unamortized expenses incurred in the construction of any Tenant Work (as reasonably evidenced to Landlord, based on the amortization of such expenses over the term of the Lease).

Section 11.02. Restoration Obligations. If the Lease has not terminated pursuant to Section 11.01, then, following any casualty or taking by eminent domain, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and the receipt of insurance proceeds, to repair or cause to be repaired such damage (other than any Tenant Work and Finish Work, which Tenant shall promptly commence, and proceed with diligence, to restore). All repairs to and replacements of Tenant's trade fixtures, equipment and personal property, and any Tenant Work and Finish Work shall be made by and at the expense of Tenant.

Article 12.

Indemnification

Section 12.01. Indemnity. .

(a) Subject to the waiver of claims set forth in Section 4.04 above, Tenant shall indemnify, defend and save harmless Landlord, its trustees, partners, shareholders, members, officers, directors, employees, agents, lenders, property managers, asset managers and contractors, and the partners, shareholders, officers, directors and employees of Landlord's agents, lenders, property managers, asset managers and contractors ("Indemnitees") from and against (a) all claims of whatever nature against the Indemnitees arising from any act, wrongful omission or negligence of Tenant or Tenant's respective principals, officers, agents, contractors, servants, employees, licensees and invitees ("Persons Within Tenant's Control"), (b) all claims against the Indemnitees arising from any accident, injury or damage whatsoever caused to any person or to the property of any person and occurring in or about the Demised Premises during the term of this Lease or during Tenant's occupancy of the Demised Premises, except to the extent caused by the gross negligence or willful misconduct of Landlord or its principals, officers and employees, (c) all claims against the Indemnitees arising from any accident, injury or damage occurring outside of the Demised Premises but anywhere within or about the Property or the Park, where such accident, injury or damage results or is claimed to have resulted from an act, wrongful omission or negligence of Tenant or Persons Within Tenant's Control, and (d) any breach, violation or non-performance of any covenant, condition or agreement contained in this Lease to be fulfilled, kept, observed and performed by Tenant. The foregoing shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys' fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, and all collection costs (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Landlord in enforcing this

indemnity provision against TenantSubject to the waiver of claims set forth in Section 4.04 above Landlord shall indemnify, defend and save harmless Tenant, its trustees, partners, shareholders, members, officers, directors, employees, and agents ("Tenant Indemnitees"), from and against all claims of whatever nature against the Tenant Indemnitees to the extent arising from the negligence or willful misconduct of Landlord or Landlord's respective principals, officers, agents, servants, contractors or employees within or about the Property or the Park. The foregoing shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature (including, without limitation, reasonable attorneys' fees and disbursements) incurred in or in connection with any such claim or proceeding brought thereon, and the defense thereof, and all collection costs (including, without limitation, reasonable attorneys' fees and disbursements) incurred by Tenant in enforcing this indemnity provision against Landlord.

Article 13.

Mortgages, Assignments and Subleases by Tenant

Section 13.01. Right to Transfer.

(a) Tenant's interest in this Lease may not be mortgaged, encumbered, assigned or otherwise transferred, or made the subject of any license or other privilege, by Tenant or by operation of law or otherwise, and the Demised Premises may not be sublet or used or occupied by a person or entity that is not Tenant, as a whole or in part (any of the foregoing events, a "Transfer") without in each case the prior written consent of Landlord, and the execution and delivery to Landlord by the assignee or transferee (in either case, a "Transferee") of a good and sufficient instrument whereby such Transferee assumes all obligations of Tenant under this Lease. The provisions of this Article 13 shall apply to, and a transfer of Tenant's interest in this Lease shall be deemed to include, a merger or consolidation of Tenant and a transfer (by one or more related or unrelated Transfers) of a controlling portion of or interest in the stock or partnership or membership interests or other evidences of equity interests of Tenant or a sale of all or substantially all of the assets of Tenant as if such Transfer were an assignment of this Lease; provided, that, if equity interests in Tenant at any time are or become traded on a public stock exchange, the transfer of equity interests in Tenant on a public stock exchange shall not be deemed an assignment within the meaning of this Article 13. Subject to the provisions of this Article 13, Landlord shall not unreasonably withhold, condition or delay its consent to any sublet of the Demised Premises or any assignment of Tenant's interest in this Lease. It shall be reasonable for Landlord to withhold its consent to a Transfer if the Transferee is not a reputable person of good character with sufficient financial worth considering the responsibility involved on the date Landlord receives notice of such pending event or Transfer, as demonstrated by audited financial statements or equivalent evidence. It shall be reasonable for Landlord to withhold its consent to a Transfer if the Transfer will result in more than two occupants of the Demised Premises. Tenant shall not offer to make or enter into negotiations with respect to a Transfer to any of the following: (x) a tenant in the Building or elsewhere at the Park; (y) any entity owned by, owing or affiliated with, directly or indirectly, any tenant or party described in clause (x) hereof, and it shall not be unreasonable for Landlord to disapprove any proposed Transfer to such entities. Additionally, so long as Landlord (or any affiliate thereof) has competitive space available for lease in the Park, Tenant shall not offer to make or enter into negotiations with respect to a Transfer to any of the following: (i) any party with whom Landlord or any affiliate of Landlord is then negotiating or has been negotiating

in the then-prior six (6) months with respect to space at the Park; (ii) any entity owned by, owning, or affiliated with, directly or indirectly, any tenant or party described in clause (i) hereof, and it shall not be unreasonable for Landlord to disapprove any proposed Transfer to such entities. In no event shall Tenant offer to make or enter into negotiations with respect to a Transfer to any party which would be of such type, character or condition as to be inappropriate, in Landlord's reasonable judgment, as a tenant for a first-class suburban office building and it shall not be unreasonable for Landlord to disapprove any proposed Transfer to such entities. In no event shall Tenant market or advertise the Demised Premises for sublet at a rental rate less than Landlord's then-advertised rent for comparable space in the Building, provided that the foregoing restriction shall not prevent Tenant from entering into a sublease at such lower rate.

(b) Nothing herein contained shall be construed as requiring Tenant to obtain any consent on the part of Landlord (i) as a condition to any assignment resulting from any merger, consolidation, or sale of all or substantially all of the assets of Tenant, or acquisition of all or substantially all of the issued and outstanding capital stock or other equity interests of Tenant or (ii) as a condition to any assignment or sublease to any affiliates controlled by, controlling, or under common control with Tenant; provided that (1) Tenant gives Landlord at least thirty (30) days prior written notice of (unless prohibited by applicable law or contractual confidentiality restrictions in which event written notice shall be given within ten (10) days following) such event or Transfer with evidence reasonably satisfactory to Landlord that the conditions of this paragraph have been satisfied (such notice, together with such satisfactory evidence, is hereinafter referred to in each instance as, a "Permitted Transfer Notice"), (2) the Transferee shall be at least as creditworthy as (x) the original Tenant on the date of execution of this Lease and (y) the then Tenant on the date Landlord receives notice of such pending event or Transfer, both as demonstrated by audited financial statements or equivalent evidence (and the determination of creditworthiness shall take into account all of the considerations which an institutional investor in real estate would consider in evaluating the credit of a proposed tenant), (3) such event or Transfer is for a bona fide business purpose and not principally for the purpose of transferring Tenant's interest in the Lease or of granting a right to use the Demised Premises, and (4) with respect to a Transfer to any affiliate of Tenant pursuant to clause (ii), above, the provisions of this Article 13 shall apply to such Transfer if, as and when such affiliate ceases to be an affiliate of Tenant. Any Transferee referred to in the immediately preceding sentence is referred to herein as a "Permitted Transferee". Any such Permitted Transferee, however, shall be subject to the terms and conditions set forth in Section 13.02 below. For purposes of this Lease, "control" shall mean possession of more than fifty percent (50%) ownership of the shares of beneficial interest of the entity in question together with the power to control and manage the affairs thereof either directly or by election of directors and/or officers.

(c) In connection with any request by Tenant for such consent to Transfer, Tenant shall provide Landlord with a copy of the executed sublease, assignment or other instrument affecting the Transfer and all relevant information requested by Landlord concerning the proposed Transferee's financial responsibility, creditworthiness and business experience to enable Landlord to make an informed decision. Tenant shall reimburse Landlord upon demand for all reasonable out-of-pocket expenses incurred by Landlord including reasonable attorneys' fees in connection with the review of Tenant's request for approval of any Transfer (subject to a maximum of $10,000 per request for Transfer approval). Within thirty (30) calendar days after its receipt from Tenant of such request for consent and all such information requested by Landlord,

Landlord shall, in writing, either (i) consent or withhold its consent to such Transfer in accordance with Section 13.01(a), or (ii) (x) if the request is to assign the Lease, to terminate this Lease, or (y) if the request is to sublet all or a portion of the Demised Premises for all or substantially all of the balance of the term of this Lease, to terminate this Lease for the balance of the term of this Lease with respect to the space proposed to be sublet; and in each case of (x) or (y) such termination shall be effective as of the date set forth in Landlord's notice of exercise of such termination option, which date shall not be less than thirty (30) days nor more than ninety (90) days following the giving of such notice. In the event of a Transfer of the Demised Premises where Landlord exercised its option to terminate this Lease, Tenant shall surrender possession of the Demised Premises, or the applicable part thereof, on a date to be mutually agreed upon, but not later than the termination date, in accordance with the provisions of this Lease relating to surrender of the Demised Premises at the expiration of the term. If this Lease shall be terminated or released as to a portion of the Demised Premises only, Base Rent and Tenant's liability for utilities provided by Landlord (if any), Operating Expenses and Taxes, and the number of parking spaces for Tenant's use, shall be readjusted proportionately according to the ratio that the number of square feet and the portion of the space surrendered compares to the floor area of Tenant's Demised Premises, and tenants leasing the terminated portion of the Demised Premises shall have the right, in common with Tenant, to use the lobby, elevators, loading docks, common corridors and bathrooms, parking areas and other common areas. If this Lease shall be terminated or released as to a portion of the Demised Premises only, Landlord shall demise the recaptured portion of the Demised Premises separately from the remainder of the Demised Premises and perform such other work as reasonably necessary to create from the recaptured portion a separately demised leasable unit that is in compliance with all laws, and Tenant shall reimburse Landlord for the cost of such demising work upon demand.

(d) Any purported Transfer under this Article 13 without Landlord's prior written consent, to the extent such consent is required, shall be void and of no effect. No acceptance of Rent by Landlord from or recognition in any way of the occupancy of the Demised Premises by a Transferee shall be deemed consent to such Transfer. Without limiting Landlord's right to withhold its consent to any Transfer by Tenant, and regardless of whether Landlord shall have consented to any such Transfer, neither Tenant nor any other person having an interest in the possession, use, or occupancy of any portion of the Demised Premises shall enter into any lease, sublease, license, concession, assignment, or other transfer or agreement for possession, use, or occupancy of all or any portion of the Demised Premises which provides for rental or other payment for such use, occupancy, or utilization based, in whole or in part, on the net income or profits derived by any person or entity from the space so leased, used, or occupied, and any such purported lease, sublease, license, concession, assignment, or other transfer or agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the Demised Premises. There shall be no deduction from the rental payable under any sublease or other transfer nor from the amount of the rental passed on to any person or entity, for any expenses or costs related in any way to the subleasing or transfer of such space.

(e) With respect to any Transfer that is a sublease or subletting, (x) no subletting shall be for a term ending later than one (1) day prior to the Expiration Date; and (y) each sublease shall provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that in the event of termination, re-entry or dispossess by Landlord under this Lease Landlord may, at its option, take over all of the right, title and interest

of Tenant, as sublessor, under such sublease and such subtenant shall, at Landlord's option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (i) be liable for any previous act or omission of Tenant under such sublease, (ii) be subject to any offset, not expressly provided in such sublease, which theretofore accrued to such subtenant against Tenant or (iii) be bound by any previous modification of such sublease not consented to by Landlord in writing or by any previous prepayment of more than one (1) month's rent.

(f) In the event Tenant Transfers the Demised Premises or any part thereof for consideration in excess of the Base Rent, Tax Additional Rent, OpEx Additional Rent and Electricity Additional Rent allocable on a per square foot basis to the Demised Premises or part thereof that is the subject of the Transfer, other than with respect to a Permitted Transferee, Tenant shall from time to time within fifteen (15) days of receipt pay over to Landlord an amount equal to fifty percent (50%) of the excess, if any, of (1) any consideration, rent, or other amounts received by Tenant from such Transferee, over (2) the sum of Base Rent, Tax Additional Rent, OpEx Additional Rent and Electricity Additional Rent allocable on a proportionate basis to the portion of the Demised Premises that is the subject of the Transfer, after such excess is applied to reimburse Tenant on an amortized basis for the actual third-party costs for legal fees, brokerage and advertising costs, leasehold improvements to prepare the Demised Premises for Transferee's occupancy, out-of-pocket concession payments incurred by Tenant in procuring the Transfer, and the amount of any unamortized costs incurred by Tenant for Excess Finish Work pursuant to Exhibit 1.02. (Tenant's reimbursement for such costs shall be in monthly amounts to amortize such costs on a straight-line basis without interest over the term of the Transfer in question). Within ten (10) days after request by Landlord from time to time, Tenant shall provide Landlord with an itemized statement of all such costs, together with reasonable third-party back-up documentation for the same. Without limiting the generality of the first sentence of this subparagraph, any lump-sum payment or series of payments allocable to Tenant's interest in the Demised Premises (including the purchase or use of so-called leasehold improvements) on account of any Transfer shall be deemed to be in excess of rent and other charges in its or their entirety.

Section 13.02. Tenant Remains Bound. Except where Landlord shall have exercised its option to terminate this Lease or release Tenant from a portion of the Demised Premises under Section 13.01 above, no Transfer of any interest in this Lease, and no execution and delivery of any instrument of assumption pursuant to Section 13.01 hereof, shall in any way affect or reduce any of the obligations of Tenant under this Lease, but this Lease and all of the obligations of Tenant under this Lease shall continue in full force and effect as the obligations of a principal (and not as the obligations of a guarantor or surety). From and after any such Transfer, the obligations of each such Transferee and of the original Tenant named as such in this Lease to fulfill all of the obligations of Tenant under this Lease shall be joint and several. Each violation of any of the covenants, agreements, terms or conditions of this Lease, whether by act or omission, by any of Tenant's permitted encumbrances, assignees, employees, transferees, licensees, grantees of a privilege, sub-tenants or occupancy, shall constitute a violation thereof by Tenant. The consent by Landlord to any Transfer shall not relieve Tenant or any Transferee from the obligation of obtaining the express consent of Landlord to any modification of such Transfer or a further Transfer by Tenant or such transferee (which consent Landlord may grant or withhold in its sole and absolute discretion).

Article 14.

Default

Section 14.01. Events of Default. It shall be an "Event of Default" in the event that:

(a) (1) Tenant shall default in the due and punctual payment of any installment of Base Rent, or any part thereof, when and as the same shall become due and payable, provided, however, that for the first such default in any twelve-month period an Event of Default shall not arise unless the default is not cured within five (5) days after notice of the non-payment by Landlord to Tenant; or

(2) Tenant shall default in the payment of any Additional Rent, or any part thereof, when and as the same shall become due and payable; provided, however, that for the first such default in any twelve-month period an Event of Default shall not arise unless the default is not cured within five (5) days after notice of the non-payment by Landlord to Tenant; or

(b) Tenant shall default in the observance or performance of any of Tenant's covenants, agreements or obligations under Sections 2.05, 10.01, 10.02, 13.01 or 20.06 of the Lease; or

(c) Tenant shall default in the observance or performance of any of Tenant's covenants, agreements or obligations hereunder, other than those referred to in the foregoing clauses (a) and (b), and such default shall not be corrected within thirty (30) days after written notice, provided, however, if Tenant immediately commenced to cure the default and used all due diligence to effect the cure, but such default was not capable of being cured by Tenant within the said thirty (30) day period, Tenant shall have such additional time (up to 60 days) as is necessary to cure the default provided Tenant diligently prosecutes the cure to completion; or

(d) Tenant shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, shall file any petition or answer seeking any reorganization, arrangement, composition, dissolution or similar relief under any present or future federal, state or other statute, law or regulation relating to bankruptcy, insolvency or other relief for debtors, or shall seek, or consent, or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of all or any substantial part of their respective properties, or of the Demised Premises, or shall make any general assignment for the benefit of creditors; or

(e) any voluntary or involuntary proceedings are filed by or against Tenant under any bankruptcy, insolvency or similar laws and, in the case of any involuntary proceedings, are not dismissed within sixty (60) days after filing; or

(f) an event that is designated an Event of Default in any provision of this Lease occurs.

If an Event of Default occurs, then, unless and until Landlord accepts a full cure of the default giving rise to the Event of Default (which, except as otherwise required by law, Landlord shall have no obligation to accept), Landlord shall have the right thereafter, in accordance with

applicable legal process, to re-enter and take complete possession of the Demised Premises, to declare this Lease terminated by written notice to Tenant and to remove Tenant's effects without prejudice to any remedies which might be otherwise used for arrears of Rent or other Event of Default. Any written notice of termination by Landlord may, at Landlord's express election, serve as any statutory demand or notice that is a prerequisite to Landlord's commencement of eviction proceedings against Tenant, and may, at Landlord's express election, be included in any notice of default (provided, however, that any such notice included in a notice of default shall not be effective unless and until the expiration of applicable notice and cure periods).

Tenant shall indemnify Landlord against all loss of Rent and other payments which Landlord may incur by reason of such termination during the residue of the term. Without limiting the generality of the foregoing, Landlord may elect by written notice to Tenant following such termination to be indemnified for loss of Rent by a lump sum payment representing the present value of the amount of Base Rent and Additional Rent which would have been paid in accordance with this Lease for the remainder of the term minus the present value of the aggregate fair market rent and Additional Rent for the Demised Premises on an "as-is" basis during such time period, estimated as of the date of termination, and taking into account reasonable projections of vacancy and time required to re-let the Demised Premises. (For purposes of the lump sum calculation, Additional Rent for the last 12 months prior to termination shall be deemed to increase for each year thereafter by the average annual increase during the immediately preceding 5 years in the Consumer Price Index - All Urban Consumers for the New York-Northern New Jersey-Long Island area published by the U.S. Department of Labor or a comparable index reasonably selected by Landlord. The Federal Reserve discount rate, or equivalent, plus three percent (3%) shall be used in calculating present values.) In the absence of such election, Tenant shall indemnify Landlord for the loss of Rent by a payment at the end of each month which would have been included in the term equal to the difference between the Base Rent and Additional Rent which would have been paid in accordance with this Lease and the Rent actually derived from the Demised Premises by Landlord for such month.

In addition to the payment(s) due under the prior paragraph, Tenant shall reimburse Landlord for all expenses arising out of the termination, including without limitation, all costs incurred by Landlord in attempting to re-let the Demised Premises or parts thereof such as advertising, brokerage commissions, tenant fit-up costs, and legal expenses. The reimbursement from Tenant shall be due and payable immediately from time to time upon notice from Landlord of the expense so incurred. Landlord shall not be required to re-let the Demised Premises in the event the Lease is terminated pursuant to this Article 14 except as may be required by law, and, to the extent Landlord is so required by law, Landlord's obligation shall be subject to the reasonable requirements of Landlord to lease other available space for comparable use prior to reletting the Demised Premises and to lease to high quality tenants in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like.

Section 14.02. Landlord's Right to Cure. If an Event of Default occurs or if Tenant is default under this Lease and Landlord reasonably determines that an emergency exists in connection therewith, Landlord, without being under any obligation to do so and without thereby waiving its rights with regard to the Event of Default, may remedy the default giving rise to the Event of Default or default for the account and at the expense of Tenant. If Landlord makes any out-of-pocket expenditures or incurs any obligations for the payment of money in connection with

a Tenant default, including but not limited to attorney's fees in enforcing Landlord's rights or in instituting, prosecuting or defending any action or proceeding, such sums paid or obligation incurred and costs, shall be paid upon demand to Landlord by Tenant, together with an administrative fee of 10%, as Additional Rent and if not paid within ten (10) Business Days of written demand with interest at the Applicable Interest Rate calculated as of the date such payments were due. "Applicable Interest Rate" shall mean the lower of (i) the highest annual rate of interest from time-to-time permitted under applicable federal and state law and (ii) the Base Rate plus five percent (5%) per annum. "Base Rate" shall mean the annual rate of interest announced publicly from time to time by JP Morgan Chase Bank, N.A., or its successor, as its "prime lending rate" (or such other term as may be used by JP Morgan Chase Bank, N.A. (or its successor), from time to time, for the rate presently referred to as its "prime lending rate").

Section 14.03. No Waiver. No failure by either party to insist upon strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon breach thereof, and no acceptance by Landlord of full or partial Rent during the continuance of any breach, shall constitute a waiver of any such breach or of any covenant, agreement, term or condition. No covenant, agreement, term or condition of this Lease to be performed or complied with by either party, and no breach thereof, shall be waived, altered or modified except by written instrument executed by the other party. No waiver of any breach shall affect or alter this Lease, but each and every covenant, agreement, term and condition of this Lease shall continue in full force and effect with respect to any other then existing or subsequent breach thereof.

Section 14.04. Late Payments. In the event (i) any payment of Rent is not paid within five (5) days of the due date, or (ii) a check received by Landlord from Tenant shall be dishonored, then because actual damages for a late payment or for a dishonored check are extremely difficult to fix or ascertain, but recognizing that damage and injury result therefrom, Tenant agrees to pay 5% of the amount due in (i) as liquidated damages for each late payment and 2.5% of the amount due in (ii) as liquidated damages for each time a check is dishonored. Notwithstanding the foregoing, no payment shall be due under the foregoing sentence for the first late payment of Rent in any twelve (12) month period if such Rent payment is made within five (5) days after notice from Landlord to Tenant. (The cure period herein provided is strictly related to the liquidated damages for a late payment and shall in no way modify or stay Tenant's obligation to pay Rent when it is due, nor shall the same preclude Landlord from pursuing its remedies under this Article 14, or as otherwise allowed by law). In the event that two (2) or more Tenant's checks are dishonored, Landlord shall have the right, in addition to all other rights under this lease, to require all future payments by certified check or wire transfer. Furthermore, if any payment of Rent shall not be paid when due, the same shall bear interest, from the date when the same was due until the date paid, at the Applicable Interest Rate. Such interest shall constitute Additional Rent payable hereunder.

Section 14.05. Remedies Cumulative. Each right and remedy of Landlord provided for in this Lease shall be cumulative and concurrent and shall be in addition to every other right or remedy provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Landlord of any one or more of the rights or remedies provided for in this Lease now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous exercise by Landlord of any or all other

rights or remedies provided for in this Lease or now or hereafter existing at law or in equity or by statute or otherwise.

Section 14.06. Landlord's Obligation to Make Payments. Whenever, under any provision of this Lease, Tenant shall be entitled to receive any payment from Landlord, Landlord shall not be obligated to make any such payment so long as an Event of Default in the payment of Rent exists. Tenant shall not be entitled to offset against Rent any payments due from Landlord to Tenant.

Section 14.07. Waiver of Rights – Prejudgment Remedies. TENANT HEREBY REPRESENTS, COVENANTS AND AGREES THAT IT IS ENGAGED PRIMARILY IN COMMERCIAL PURSUITS, AND THAT THE LEASE IS A "COMMERCIAL TRANSACTION" WITHIN THE MEANING OF SECTION 52-278a(a) OF THE CONNECTICUT GENERAL STATUTES (REV. 1958), AS AMENDED. TENANT HEREBY WAIVES ALL RIGHTS TO NOTICE, PRIOR JUDICIAL HEARING OR COURT ORDER UNDER SECTION 52-278a ET SEQ. OF THE CONNECTICUT GENERAL STATUTES (REV. 1958) AS AMENDED OR UNDER ANY OTHER STATE OR FEDERAL LAW WITH RESPECT TO ANY PREJUDGMENT REMEDIES THE LANDLORD MAY EMPLOY TO ENFORCE ITS RIGHTS AND REMEDIES HEREUNDER.

Article 15.

Surrender

Section 15.01. Obligation to Surrender. Tenant shall, upon any expiration or earlier termination of this Lease, remove all goods and effects and personal property from the Demised Premises unless otherwise approved by Landlord in writing. Tenant shall peaceably vacate and surrender to Landlord the Demised Premises and deliver all keys, locks thereto, and subject to Section 8.01 all alterations and additions made to or upon the Demised Premises, in the same condition as they were at the commencement of the term, or as they were put in during the term hereof, reasonable wear and tear and, to the extent Landlord is required to restore the same, damage by fire or other casualty or taking or condemnation by public authority excepted. In the event of Tenant's failure to remove any of Tenant's property from the Demised Premises, Landlord is hereby authorized, without liability to Tenant for loss or damage thereto, and at the sole risk of Tenant, to remove and store any of the property at Tenant's expense, or to retain same under Landlord's control or to sell at public or private sale, after thirty (30) days notice to Tenant at its address last known to Landlord, any or all of the property not so removed and to apply the net proceeds of such sale to the payment of any sum due hereunder, or to destroy such property.

Section 15.02. Holdover Remedies. If Tenant (or anyone claiming by, through or under Tenant) shall remain in possession of the Demised Premises or any part thereof after the expiration or earlier termination of this Lease with respect thereto without any agreement in writing executed with Landlord, Tenant shall be deemed a tenant at sufferance. After the expiration or earlier termination of the term of this Lease, for each month or part thereof that Tenant holds over, Tenant shall pay Landlord (i) 150% for the first thirty (30) days; (ii) 175% for the thirty-first (31st) through sixtieth (60th) days; and (iii) 200% thereafter, of the full monthly Base Rent and Additional Rent in effect immediately preceding such expiration or termination, and with

all Additional Rent payable and covenants of Tenant in force as otherwise herein provided, and Tenant shall be liable to Landlord for all damages arising from such failure to surrender and vacate the Demised Premises for a period in excess of forty-five (45) days, including, without limitation, damages (including consequential damages) arising from the loss of a replacement lease transaction.

Article 16.

Quiet Enjoyment

Section 16.01. Covenant of Quiet Enjoyment. Tenant, subject to any ground leases, deeds of trust and mortgages to which this Lease is subordinate, upon paying the Rent and performing and complying with all covenants, agreements, terms and conditions of this Lease on its part to be performed or complied with, shall not be prevented by Landlord, or anyone claiming by, through or under Landlord, from lawfully and quietly holding, occupying and enjoying the Demised Premises during the term of this Lease, except as specifically provided for by the terms hereof.

Article 17.

Acceptance of Surrender

Section 17.01. Acceptance of Surrender. No surrender to Landlord of this Lease or of the Demised Premises or any part thereof or of any interest therein by Tenant shall be valid or effective unless required by the provisions of this Lease or unless agreed to and accepted in writing by Landlord. No act on the part of any representative or agent of Landlord, and no act on the part of Landlord other than such a written agreement and acceptance by Landlord, shall constitute or be deemed an acceptance of any such surrender.

Article 18.

Notices

Section 18.01. Means of Giving Notice. All notices required or permitted to be given pursuant to the terms hereof shall be in writing and shall be delivered either by (a) certified mail, return receipt requested, in which case notice shall be deemed received three (3) Business Days after deposit, postage prepaid in the U.S. mail, (b) a reputable messenger service or a nationally recognized overnight courier, in which case notice shall be deemed received one (1) Business Day after deposit with such messenger or courier, (c) facsimile or other telecopy transmission (followed with "hard copy" sent by a nationally recognized overnight courier or mail as aforesaid), in which case notice shall be deemed received when the facsimile or other telecopy transmission is received, provided such receipt occurs before 6:00 p.m. recipient's local time on a Business Day, otherwise at 8:30 a.m. recipient's local time on the next Business Day or (d) personal delivery with receipt acknowledged in writing, in which case notice shall be deemed received upon delivery. Notices shall be deemed given or sent upon deposit in the U.S. mail in the case of clause (a) above, or upon deposit with a reputable messenger or courier in the case of clause (b) above. Notices shall be deemed given or sent upon receipt of electronic confirmation

in the case of clause (c) above or upon receipt in the case of clause (d). All such notices shall be addressed as follows:

To Tenant:

Following the Commencement Date:

At the Demised Premises
Attn: Joanne Tinnelly

Prior to the Commencement Date:

Reed's Inc.
501 Merritt 7
Norwalk, CT 06851
Attn: Joanne Tinnelly

To Landlord:

Merritt 7 Venture L.L.C.
c/o Marcus Partners, Inc.
301 Merritt 7
Norwalk, CT 06851
Attn: David Fiore

with copies sent simultaneously to

Marcus Partners
One Boston Place
201 Washington Street, Suite 2100
Boston, MA 02108
Attn: CFO
and

Clarion Partners
230 Park Avenue
New York, NY 10169
Attn: Margaret Egan

and

Seward & Kissel LLP
One Battery Park Plaza
New York, NY 10004
Attn: Ian H. Silver, Esq.

The foregoing addresses may be changed by written notice to the other party as provided herein. Counsel for any party may give notices to the other party with the same effect as if given

by the party. Rejection or other refusal to accept or inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice, request or other communication.

Article 19.

Severability of Provisions

Section 19.01. Severability. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or contrary to applicable law or unenforceable, the remainder of this Lease, and the application of such term or provision to persons or circumstances other than those as to which it is held invalid or contrary to applicable law or unenforceable, as the case may be, shall not be affected thereby, and each term and provision of this Lease shall be legally valid and enforced to the fullest extent permitted by law.

Article 20.

Miscellaneous

Section 20.01. Amendments. This Lease may not be modified or amended except by written agreement duly executed by the parties hereto.

Section 20.02. Governing Law. This Lease shall be governed by and construed and enforced in accordance with the laws of the State of Connecticut without regard to conflict of law provisions.

Section 20.03. Counterparts. This Lease may be executed in several counterparts, each of which shall be an original but all of which shall constitute but one and the same instrument. Handwritten signatures to this Lease transmitted by telecopy or electronic transmission (for example, through use of a Portable Document Format or "PDF" file) shall be valid and effective to bind the party so signing. If a party so transmits a signature to this Lease, such party agrees to promptly deliver to the other party an executed original of this Lease with its actual original signature, but a failure to do so shall not affect the enforceability of this Lease, it being expressly agreed that such party shall be bound by its own telecopied or electronically transmitted handwritten signature and shall accept the telecopied or electronically transmitted handwritten signature of the other party to this Lease.

Section 20.04. Successors and Assigns. The covenants and agreements herein contained shall, subject to the provisions of this Lease, bind and inure to the benefit of Landlord, its successors and assigns, and Tenant, and Tenant's successors and assigns, and no extension, modification or change in the terms of this Lease effected with any successor, assignee or transferee shall cancel or affect the obligations of the original Tenant hereunder unless agreed to in writing by Landlord. The term "Landlord" as used herein and throughout the Lease shall mean only the owner or owners at the time in question of Landlord's interest in this Lease. Upon any transfer of such interest, from and after the date of such transfer, Landlord herein named (and in case of any subsequent transfers the then transferor), shall be relieved of all liability for the

performance of any obligations on the part of Landlord contained in this Lease except for defaults by Landlord prior to such transfer or monies owed by Landlord to Tenant and which were not assigned to and repayment or performance thereof assumed by such transferee, provided that if any monies are in the hands of Landlord or the then transferor at the time of such transfer, and in which Tenant has an interest, shall be delivered to the transferee, then Tenant shall look only to such transferee for the return thereof.

Section 20.05. Merger Clause. This instrument (including the exhibits) contains the entire and only agreement between the parties regarding the lease of the Demised Premises, and no oral statements or representations or prior written matter not contained in this instrument shall have any force or effect.

Section 20.06. Notice of Lease. In the event this Lease or a copy thereof shall be recorded by Tenant, then such recording shall constitute an Event of Default by Tenant under Article 14 hereof entitling Landlord to immediately terminate this Lease.

Section 20.07. No Lease. The submission of this Lease for review or comment shall not constitute an agreement between Landlord and Tenant until both have signed and delivered copies thereof.

Section 20.08. Reimbursements. Except to the extent set forth in Sections 8.01(a) and 13.01(c) hereof, whenever Tenant is otherwise required to obtain Landlord's approval hereunder, and Tenant has been advised by Landlord in writing (which may consist of an email delivered to Joanne Tinnelly at jtinnelly@reedsinc.com, or as otherwise directed by Tenant) that Landlord intends to incur out-of-pocket expenses (which may include reasonable legal fees) in order to review documentation or otherwise determine whether to give its consent, unless Tenant's request for approval is promptly withdrawn, Tenant agrees to reimburse Landlord for all reasonable out-of-pocket expenses reasonably incurred by Landlord, including reasonable attorney fees in connection with such request.

Section 20.09. Financial Statements. Upon Landlord's written request, following an Event of Default, or if required in connection with a financing or refinancing of the Property or an interest therein or in connection with a sale of the Property or an interest therein, unless at the time of such request Tenant is a publicly traded corporation with its financial statements disclosed to the public (in which event Tenant will have no obligations under this Section 20.09), Tenant shall furnish to Landlord an accurate, up-to-date financial statement of showing Tenant's financial condition for the immediately preceding calendar quarter and calendar year, such annual statement to be audited if available.

Section 20.10. Parking. Landlord agrees that during the term of this Lease, Tenant shall have the right (at no additional charge, other than to the extent provided as Operating Expenses) to use a certain number (based on a ratio of 3 spaces per 1,000 rentable square feet of the Demised Premises) of non-designated parking spaces on a first-come first-served basis as may be reasonably necessary to accommodate officers, employees, guests, invitees and clients, in connection with the operation of its business following the Commencement Date, and Landlord shall provide Tenant with one parking garage access card for each non-designated parking space (plus a total of six (6) additional parking garage access cards) for this purpose. Tenant's parking

spaces shall be located in parking areas designated by Landlord from time to time. At Landlord's election and at no cost to Tenant (other than as may be included in Operating Expenses pursuant to Section 2.02(b)), Landlord may designate parking spaces for exclusive use by Tenant and other tenants of the Property or Park and may install signage or implement a pass or sticker system to control parking use, and may employ valet parking to meet the requirements of this Section. To the extent applicable to Tenant's use of the parking spaces, the provisions of the Lease shall apply, including rules and regulations of general applicability from time to time promulgated by Landlord. [redacted]

Section 20.11. Development.

(a) Landlord reserves all rights as may be necessary or desirable to construct one or more additions to the Building or the Park. In connection with any such additional development, exterior common areas and facilities at the Property and the Park may be eliminated, altered, or relocated and may also be utilized to serve the Building addition(s) and other new improvements. The rights set forth above shall include rights to use portions of the Property (other than the Demised Premises) for the purpose of temporary construction staging and related activities and to implement valet parking for reserved and unreserved parking spaces for the purpose of facilitating construction during such activities. Landlord agrees that it shall not construct any additions to the Building that (other than on a temporary basis consistent with the operation of a first class suburban office building in the Norwalk, Wilton and Westport, Connecticut market) will materially and adversely impact the use of the Demised Premises or access to the Demised Premises.

(b) Landlord and its representatives, contractors, agents, employees and licensees shall have the right during any construction period to enter the Demised Premises to undertake such work; to shore up the foundations and/or walls of the Demised Premises and other improvements at the Property; to erect scaffolding and protective barricades around the Demised Premises or in other locations within or adjacent to the other improvements at the Property; and to do any other act necessary for the safety of the Demised Premises or other improvements at the Property or the expeditious completion of such construction. Landlord shall use reasonable efforts not to interfere with the conduct of Tenant's business and to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from any work pursuant to this Section in or about the Demised Premises or Property, consistent with accepted construction practice, and so long as Landlord uses such reasonable efforts and does so in good faith Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this Section.

(c) Landlord reserves the right to develop additions and other improvements at the Park as Landlord may determine in its discretion. This may entail subdivision of the land at the Property or the Park, a separate ground lease of a portion of the land at the Property or the Park, or creation of a condominium or common interest community in a manner that allows development of any addition or other improvements as an independent project. In the case of the

development of any addition or other improvements as an independent project, the same shall be excluded from the term "Property" as used in this Lease. In the event the Property, as originally defined herein, is subdivided, then the term "Property" shall be deemed to refer only to the parcel or parcels of land on which the Demised Premises are located. This Lease shall be subject and subordinate to any such subdivision, ground lease, or condominium (and covenants and easements granted in connection therewith) so long as the same are not inconsistent in any material respect with Tenant's rights under this Lease. Tenant agrees to enter into any commercially reasonable instruments reasonably requested by Landlord in connection with the foregoing, including a subordination of this Lease to a ground lease or documents creating a condominium or common interest community at the Property. Tenant agrees not to take any action to oppose any application by Landlord for any permits, consents or approvals from any governmental authorities for any redevelopment or additional development of all or any part of the Property, and shall use all commercially reasonable efforts to prevent any of Tenant's subtenants or assigns, and Tenant's and their respective officers, directors, employees, agents, contractors and consultants (collectively, "Tenant Responsible Parties") from doing so. For purposes hereof, action to oppose any such application shall include, without limitation, communications with any governmental authorities requesting that any such application be limited or altered. Also for purposes hereof, commercially reasonable efforts shall include, without limitation, commercially reasonable efforts, upon receiving notice of any such action to oppose any application on the part of any Tenant Responsible Parties, to obtain injunctive relief, and, in the case of a subtenant, exercising remedies against the subtenant under its sublease.

Section 20.12. Signage. Landlord (at its cost with respect to the initial identification signage, and at Tenant's cost for any change to or subsequent identification signage) will place an identification sign at the interior entrance to the Demised Premises which is consistent with applicable Building standards promulgated by Landlord from time to time and otherwise reasonably approved by Tenant. Landlord, at its cost, will place a listing identifying Tenant in the Building lobby directory, but only so long as Landlord maintains a Building lobby directory. Any changes to such directory listing occurring during the term of this Lease shall be performed by Landlord at Tenant's sole coast and expense. Tenant shall not place or erect any signs, monuments or other structures in or on the Building or Property. Tenant shall not place any signage on the exterior of the Demised Premises nor on the inside of the Demised Premises which is visible from the exterior of the Demised Premises. Tenant shall pay for all costs to change signage.

Section 20.13. Brokers. Each of Landlord and Tenant represents and warrants to the other that such party has not dealt with any broker in connection with this Lease other than Choyce Peterson, Marcus Partners CT Leasing, LLC and Jones Lang LaSalle Incorporated (collectively, the "Broker"). The execution and delivery of this Lease by Landlord and Tenant shall be conclusive evidence that such party acknowledges that the other party has relied upon the foregoing representation and warranty. Landlord and Tenant shall indemnify and hold the other harmless from and against any and all claims for commission, fee or other compensation by any broker other than the Broker who claims to have dealt with Landlord or Tenant, as applicable, in connection with this Lease and for any and all costs incurred by the indemnified party in connection with such claims, including, without limitation, reasonable attorneys' fees and disbursements.

Section 20.14. Force Majeure. In the event Landlord or Tenant shall be delayed or hindered in or prevented from the performance of any act (excluding monetary obligations) required under this Lease to be performed by Landlord or Tenant by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restricted governmental law or regulations, pandemics (including COVID-19 related delays), riots, insurrection, war or other reason of a like nature not the fault of Landlord or Tenant (the foregoing circumstances described in this Section 20.14 and otherwise expressly set forth in this Lease being herein called "Force Majeure Causes"), then performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. Notwithstanding the foregoing, force majeure shall not excuse either party's monetary obligations hereunder.

Section 20.15. Limitations on Liability. None of the provisions of this Lease shall cause Landlord to be liable to Tenant, or anyone claiming through or on behalf of Tenant, for any special, indirect or consequential damages, including, without limitation, lost profits or revenues. None of the provisions of this Lease shall cause Tenant to be liable to Landlord, or anyone claiming through or on behalf of Landlord, for any special, indirect or consequential damages, including, without limitation, lost profits or revenues, except as set forth in Article 15 or for a breach of Section 5.02 of this Lease, and provided that no remedy expressly set forth in this Lease shall be deemed special, indirect or consequential. In no event shall any individual partner, officer, shareholder, trustee, beneficiary, director, agent or similar party be liable for the performance of or by Landlord or Tenant under this Lease or any amendment, modification or agreement with respect to this Lease. The liability of Landlord for Landlord's obligations under this Lease shall be limited to Landlord's interest in the Property (and the net proceeds retained by Landlord following a sale thereof).

Section 20.16. Certain Definitions. The expression "the original term" means the period of years referred to in Article 2. Prior to the exercise by Tenant of any election to extend the original term, the expression "the term of this Lease" or any equivalent expression shall mean the original term; after the exercise by Tenant of the aforesaid election, the expression "the term of this Lease" or any equivalent expression shall mean the original term as extended. The expression "attorney fees" includes reasonable fees of an in-house and external counsel.

Section 20.17. Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, LANDLORD AND TENANT HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, OR TENANT'S USE OR OCCUPANCY OF THE DEMISED PREMISES, OR ANY SUMMARY PROCESS, EVICTION OR OTHER STATUTORY REMEDY WITH RESPECT THERETO. EACH PARTY HAS BEEN REPRESENTED BY, AND HAS RECEIVED THE ADVICE OF, LEGAL COUNSEL WITH RESPECT TO THIS WAIVER.

Section 20.18. Landlord's Reserved Rights. Landlord reserves the right from time to time, without unreasonable (except in emergency) interruption of Tenant's use and access to the Demised Premises: (i) to make additions to or reconstructions of the Building and to install, use,

maintain, repair, replace and relocate for service to the Demised Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Demised Premises, the Building, or elsewhere in the Property or Park; (ii) to grant easements and other rights with respect to the Property or Park, provided that (a) no such installations, replacements or relocations in the Demised Premises shall be placed, to the extent reasonably practicable, below dropped ceilings, to the inside of interior walls, or above floors and (b) all such work necessitating entry into the Demised Premises shall be subject to the provisions of Section 7.03, and (iii) to alter, relocate or eliminate common areas and facilities in the Building, on the Property, or in the Park, including with limitation the alteration or relocation (but not the elimination of) the Amenities, from time to time so long as is there is no material adverse effect on access to, or use and occupancy of, the Demised Premises and all such additions, reconstruction and eliminations are consistent with a first class office building in Norwalk, Wilton and Westport, Connecticut. Landlord shall use reasonable efforts not to interfere with the conduct of Tenant's business and to minimize the extent and duration of any inconvenience, annoyance or disturbance to Tenant resulting from any work pursuant to this paragraph in or about the Demised Premises or Building, consistent with accepted construction practice, and so long as Landlord uses such reasonable efforts and does so in good faith Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business resulting from any act by Landlord pursuant to this paragraph.

Section 20.19. Tenant as Non-Specially Designated National or Blocked Person. Tenant hereby warrants, represents and certifies Tenant is not acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person", or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation. Tenant agrees that any breach of the foregoing shall at Landlord's election be a default under this Lease for which there shall be no cure, and Tenant hereby agrees to defend, indemnify, and hold harmless Landlord from and against any and all claims, damages, losses, risks, liabilities, and expenses (including attorneys' fees and costs) arising from or related to any breach of the foregoing warranty, representation, and certification. Tenant acknowledges and agrees that as a condition to the requirement or effectiveness of any consent to any Transfer by Landlord pursuant to Section 13.01, Tenant shall cause the Transferee, for the benefit of Landlord, to reaffirm, on behalf of such Transferee, the representations of, and to otherwise comply with the obligations set forth in, this Section 20.19, and it shall be reasonable for Landlord to refuse to consent to a Transfer in the absence of such reaffirmation and compliance.

Landlord hereby warrants, represents and certifies that Landlord is not acting directly or indirectly, for or on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department as a terrorist, "Specially Designated National and Blocked Person", or other banned or blocked person, group, entity, nation, or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control and that it is not engaged in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of any such person, group, entity, or nation.

Section 20.20. Authority. Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of Delaware; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant is in compliance in all material respects with all laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this Lease; and (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, (iv) will not result in the imposition of any lien or charge on any of Tenant's Property, except by the provisions of this Lease; and (v) the Lease is a valid and binding obligation of Tenant in accordance with its terms.

Article 21.

Renewal Option

Section 21.01. Renewal Option. Provided that if: (i) this Lease shall be in full force and effect; (ii) no Event of Default exists at the time Tenant gives the Renewal Notice (as defined below) and at the time the Renewal Term (as defined below) would commence; (iii) no Transfer is then in effect that required Landlord's consent under Article 13 or to which Landlord consented in accordance therewith; and (iv) Tenant is otherwise in physical occupancy of the entire rentable area of the Demised Premises, at the time Tenant gives the Renewal Notice and at the time the Renewal Term would commence (it being agreed that Landlord shall have the right to waive any of the foregoing conditions), then Tenant shall have the right, at its election, to extend the original term of this Lease for one additional period of five (5) years (the "Renewal Term") commencing upon the expiration of the Expiration Date, provided that Tenant shall give Landlord an irrevocable written notice (the "Renewal Notice") of the exercise of its election to so extend at least twelve (12) months, and no more than fifteen (15) months, prior to the Expiration Date. Except as expressly otherwise provided in this Lease, all agreements and conditions contained in this Lease shall apply to the Renewal Term, including, without limitation, the obligation to pay OpEx Additional Rent and Tax Additional Rent. If Tenant shall give written notice of the exercise of the election in the manner and within the time provided aforesaid, subject to provisions of this Article 21, the term shall be extended upon the giving of the notice without the requirement of any action on the part of Landlord and thereafter all references herein to the "Expiration Date" shall be deemed to refer to the last day of the Renewal Term. The provisions of this Article 21 are personal to the original Tenant named under this Lease, Reed's Inc., or to a Permitted Transferee of Reed's Inc.

Section 21.02. Renewal Rent. The annual Base Rent payable for each year during the Renewal Term shall be the Market Rent as determined in the manner set forth in Section 21.03, 21.04 and 21.05, below.

Section 21.03. Market Rent. If Tenant gives Landlord timely notice of its election to extend the then current term of this Lease, then within sixty (60) days thereafter, Landlord shall give Tenant written notice of the then applicable market rent for the Demised Premises, based on the rent (hereinafter referred to as, the "Market Rent") for similar space in the Park or if no such space is available, rent for similar space in similar buildings in the "Greater Norwalk/Fairfield

Market" (which is hereby defined as the commercial real estate market for the area consisting of Norwalk, Wilton, Westport and Fairfield, Connecticut) for the Demised Premises in its then as-is condition (or such better condition as Tenant shall be required to maintain under this Lease), taking into account all of the factors that a landlord and tenant would consider in negotiating an arms-length rent. Base Rent for each year of the Renewal Term shall be established as the Market Rent.

Section 21.04. Tenant's Right to Dispute Market Rent. Tenant may, within thirty (30) days of its receipt of notice from Landlord establishing such Market Rent, give notice to Landlord disputing the Market Rent set forth in such notice, and the parties shall then negotiate in good faith to reach agreement as to such Market Rent. If the parties are unable to reach agreement on the Market Rent within thirty (30) days after delivery of Tenant's notice disputing Landlord's determination of Market Rent, the matter shall be submitted to arbitration in accordance with the terms set forth in Section 21.05 below. If Tenant does not so dispute Landlord's Market Rent within the thirty (30) day period, Tenant shall be deemed to have accepted Landlord's Market Rent.

Notwithstanding the submission of the issue of "Market Rent" to arbitration, Base Rent for the first year of the Renewal Term shall be paid at Landlord's determination of "Market Rent" until the arbitration is completed. If, upon completion of the arbitration, it is determined that Market Rent is less or more than that set by Landlord, then an adjustment based upon such lower or greater rent shall be made based on the number of months therefore paid by Tenant. In no event shall the extension of the term of this Lease be affected by the determination of the Base Rent, such exercise of extension being fixed at the time at which notice is given.

Section 21.05. Arbitration of Market Rent. In the event Landlord and Tenant shall be unable to agree on the then Market Rent for the purposes of determining the Base Rent for the Renewal Term, then Market Rent shall be established in the following manner of arbitration:

(a) The party initiating the arbitration shall provide written notice to the other party naming the initiating party's arbitrator. Within ten (10) days after receiving a notice of the initiation of arbitration, the responding party shall appoint its own arbitrator by notifying the initiating party of the responding party's arbitrator. If the second arbitrator shall not have been so appointed within such ten (10) day period, the Market Rent shall be determined by the initiating party's arbitrator. If the second arbitrator shall have been so appointed, the two arbitrators thus appointed shall, within ten (10) days after the responding party's notice of appointment of the second arbitrator, appoint a third arbitrator. If the two initial arbitrators are unable timely to agree on the third arbitrator, then either may, on behalf of both, petition the New York office of the American Arbitration Association (the "AAA") to make the selection. Each of the arbitrators selected hereunder shall be a qualified real estate appraiser who is independent from the parties and who has at least ten (10) years' experience in the appraisal of first class office buildings in lower and central Fairfield County.

(b) The Market Rent for the Renewal Term shall be determined by the method commonly known as Baseball Arbitration, whereby Landlord's selected arbitrator and Tenant's selected arbitrator shall each set forth its respective determination of the Market Rent, and the third arbitrator must select one or the other (it being understood that the third arbitrator shall be expressly prohibited from selecting a compromise figure).

(c) Landlord's selected arbitrator and Tenant's selected arbitrator shall deliver their determinations of the Market Rent to the third arbitrator within five (5) Business Days of the appointment of the third arbitrator and the third arbitrator shall render his or her decision within ten (10) days after receipt of both of the other two determinations of the Market Rent. The third arbitrator's decision shall be binding on both Landlord and Tenant.

(d) Each party shall pay the fees of its own arbitrator, and the fees of the third arbitrator shall be shared equally by the parties.

Article 22.

Swing Space

Section 22.01. Swing Space License. If the Commencement Date has not occurred on or before the later of (i) the one hundred-fortieth (140th) day following the date Landlord has obtained a building permit from the City of Norwalk for the Finish Work (such one hundred-fortieth (140th) day being subject to Force Majeure Causes and Tenant Delay, as hereinafter defined) and (ii) November 30, 2024 (as the case may be, the "Outside Delivery Date"), and provided at such time (x) this Lease shall be in full force and effect and (y) no Event of Default has occurred and remains uncured, then Tenant shall be permitted to occupy, via license granted by Landlord, as licensor, vacant premises (the "Swing Space") in the building with an address of 501 Merritt 7 Corporate Park, Norwalk, Connecticut ("501 Building"), together with use, in common with others, of the walkways, driveways, and common areas of the Park, for the period (the "License Period") of December 1, 2024 through and including the Swing Space Expiration Date. For purposes hereof the "Swing Space Expiration Date" shall mean the fifth (5th) Business Day following the Commencement Date.

Section 22.02. Condition. Tenant, as licensee, shall accept the Swing Space in its "as is" condition, as of the date hereof subject to ordinary wear and tear and damage due to casualty, upon all of the terms and conditions set forth in this Lease except as provided in this Article 22. In furtherance thereof and with respect to the License Period, references in this Lease to the "Building" shall mean the 401 Building and references to the "Demised Premises" shall mean the Swing Space.

Section 22.03. No Transfer. Notwithstanding anything to the contrary contained in Article 13 hereof, Tenant shall have no right to Transfer all or any portion of the Swing Space under this Article 22, under Article 13 of the Lease or otherwise.

Section 22.04. License Fee. Tenant shall have no obligation to pay any Base Rent under this Article 22 in respect of the Swing Space; provided, however, Tenant shall pay as a license fee (the "License Fee") for the Swing Space Electricity Additional Rent (of the type described in Section 3.01 above) under this Article 22 for the entire License Period, which, for the avoidance of doubt, shall equal $2.75 per annum per rentable square foot of the Swing Space, which amount shall be pro-rated on a per diem bases for each day during the License Period, for providing electricity and services specified herein to the Swing Space.

Section 22.05. Surrender. Tenant shall surrender the Swing Space to Landlord on or prior to the Swing Space Expiration Date in compliance with Article 15 hereof as though the Swing Space Expiration Date was the expiration of the term of the Lease. For purposes of calculating holdover occupancy (if applicable) under Article 15 hereof and the immediately preceding sentence, the monthly Base Rent in effect for the Swing Space immediately preceding such expiration shall be deemed to be at the annual rate of $20.00 per rentable square foot.

Section 22.06. Use. Tenant may utilize the Swing Space during the License Period: (i) as storage space for Tenant's FF&E (as hereinafter defined), which Tenant may move into and remove from the License Space at its sole cost and expense; and (ii) as a remote work location for up to twenty (20) employees who may utilize Tenant's furniture stored therein during the License Period.

It is intended that this instrument will take effect as a sealed instrument.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Landlord and Tenant have signed the same as of the date first appearing above.

MERRITT 7 VENTURE L.L.C.

By: ______________________
Name: Margaret L. Egan
Title: Vice President

REED'S INC.

By: ______________________
Name: NORMAN E Snyder JR
Title: CEO

EXHIBIT 1.01

Demised Premises



DRAFT – NOT TO BE RELIED UPON FOR MEASUREMENT PURPOSES

EXHIBIT 1.02

Finish Work – Work Letter

1.02.1 Finish Work and Finish Work Construction Documents. Prior to the Commencement Date, Landlord shall prepare the Demised Premises for Tenant's initial occupancy by performing certain work therein (the "Finish Work"), which work shall be performed in accordance construction drawings and specifications (the "Finish Work Construction Documents") to be prepared by Landlord, and otherwise consistent (i) with the Test-Fit Plan attached hereto as Exhibit 1.02-1 (which Test-Fit Plan has been approved by Tenant), and (ii) with, or of better quality than, the Building standards, attached hereto as Exhibit 1.02-2 (the "Building Standards"). Tenant agrees to approve such Finish Work Construction Documents within seven (7) Business Days following Landlord's delivery thereof (the "Final Plan Approval Date"). Landlord shall Substantially Complete (as defined below) the Finish Work in accordance with the Finish Work Construction Documents and deliver possession of the Demised Premises to Tenant subject to the terms and conditions of this Exhibit 1.02.

Notwithstanding the foregoing to the contrary, Tenant is solely responsible for the design and installation of all Tenant decorations, movable furnishings, business fixtures, telephone and audio-visual systems, and date cabling and equipment (collectively, "FF&E) and, subject to Section 1.02.12 of this Work Letter, all costs related thereto.

1.02.2 Finish Work Cost. All costs for preparing and modifying the Finish Work Construction Documents and designing and constructing the Finish Work (including all of Landlord's Direct Costs, as hereinafter defined) are hereinafter referred to as the "Total Finish Work Cost"). Following receipt of Tenant's approval of the Finish Work Construction Documents Landlord shall prepare the estimated Total Finish Work Cost (the "Budgeted Total Finish Work Cost").

1.02.3 "Landlord's Direct Costs" shall mean the total cost payable by Landlord (or its general contractor) to subcontractors, materialmen, laborers, etc. (including any portions of such amounts designated for subcontractor's or materialmen's profit, fee, overhead, and the like); plus Landlord's out-of-pocket costs of so-called general conditions items paid to Landlord's general contractor and allocable to the Finish Work; plus the profit or fee payable to Landlord's general contractor; plus architectural, mechanical, electrical and structural design fees incurred by Landlord on account of the Finish Work, if any; plus a supervisory fee payable to Landlord's managing agent; plus all costs of insuring and bonding the Finish Work and all costs of obtaining permits and inspections required by governmental authorities in connection with the Finish Work.

1.02.4 "Substantial Completion" and "Substantially Completed" mean that the Finish Work is completed, excepting only punch list type items and other uncompleted elements of construction, decoration, painting, millwork or other work and mechanical adjustment that will not interfere materially with occupancy by Tenant, and that Landlord has obtained a temporary certificate of occupancy (which may be evidenced in writing by an approval to issue) from the City of Norwalk permitting the lawful use and occupancy of the Demised Premises by Tenant for the conduct of the Permitted Uses; provided, however, the Finish Work shall be deemed to be

Substantially Completed if Landlord is unable to obtain a temporary certificate of occupancy due to unfinished items of Tenant's FF&E Work (as hereinafter defined). Without limiting the punchlist provisions set forth herein, the certification of Substantial Completion by Landlord's architect shall be conclusive between the parties. In the event of a dispute between Landlord and Tenant over whether Substantial Completion has occurred with respect to the relevant aspect of the Finish Work, the certification of Landlord's architect shall be conclusive.

1.02.5 Finish Work Change Orders. Subject to the provisions of Section 1.02.6 of this Work Letter, Tenant may, from time to time, by written order to Landlord on a form reasonably specified by Landlord ("Finish Work Change Order"), request a change in the Finish Work shown on the Finish Work Construction Documents. Prior to performing any such Finish Work Change Order, Landlord shall provide a written estimate to Tenant ("Landlord's Estimate") of the anticipated cost of such Finish Work Change Order to be charged to Tenant, any long-lead time items, and any anticipated delay in completion of the Finish Work as a result of such Finish Work Change Order. Tenant's consent to such Finish Work Change Order shall be withdrawn by Tenant in writing on or before the third (3rd) Business Day after submission of Landlord's Estimate therefor or deemed approved if no such written notice of withdrawal is received. Following Landlord's approval of such Finish Work Change Order, which approval shall not be unreasonably withheld, the Finish Work Construction Documents shall be modified by Landlord.

Upon the completion of all items of Finish Work listed on the Final Punchlist (as hereinafter defined) and Finish Work Change Orders, Landlord shall provide Tenant with the final invoice for the Total Finish Work Cost. Such statement shall be conclusive between the parties unless the statement is incorrect and is disputed by Tenant by notice to Landlord given within ten (10) Business Days of Tenant's receipt of the statement.

If as a result of a Finish Work Change Order, the actual Total Finish Work Cost exceeds the Budgeted Total Finish Work Cost, Tenant shall pay such excess (hereinafter referred to as the "Excess Finish Work Cost") to Landlord in accordance with Section 1.02.8 below. To the extent the actual Total Finish Work Cost is less than the Budgeted Total Finish Work Cost, Tenant shall not be entitled to any unutilized portion of the Budgeted Total Finish Work Cost.

1.02.6 Performance of Finish Work by Landlord. Landlord shall construct the Finish Work in a good and workmanlike manner, using new materials of first quality, and shall comply with applicable laws and all applicable ordinances, orders and regulations of governmental authorities applicable to the Finish Work. Landlord is authorized to proceed with the Finish Work upon approval by Tenant of the final Finish Work Construction Documents.

No Finish Work shall be performed except in accordance with the Finish Work Construction Documents, and any Finish Work Change Orders, approved by Landlord. Landlord has no obligation to approve any Finish Work Change Order or any Finish Work not shown on the Finish Work Construction Documents or reasonably inferable therefrom if, in Landlord's reasonable judgment, such Finish Work (i) would delay completion of the Finish Work beyond the Estimated Delivery Date such Finish Work would otherwise have been Substantially Completed absent performance of such Finish Work Change Order and absent Tenant Delay (as hereinafter defined), unless Tenant agrees in writing that such work constitutes a Tenant Delay

and Landlord and Tenant agree in writing to the amount of such Tenant Delay, (ii) would materially delay completion of other work in the Building; (iii) would materially increase the cost of operating the Building or increase the cost of performing any other work in the Building, (iii) are incompatible with the design, quality, equipment or systems of the Building, (iv) would require unusual expense to readapt the Demised Premises to general purpose office use or (v) otherwise do not comply with the provisions of this Lease (including, without limitation, Article 8). Notwithstanding the foregoing or anything herein to the contrary, if any Tenant Finish Work Change Order reasonably specifies a long lead item, such as custom cabinetry or a piece of specialized equipment, that Landlord reasonably determines could not be delivered and installed in a manner consistent with the schedule set forth herein for completion of the Finish Work, then Landlord and Tenant may agree in writing that such long lead item may be completed by Landlord following the Commencement Date (if permitted pursuant to applicable law) without constituting a Tenant Delay hereunder.

1.02.7 Punchlist. On a date mutually acceptable to Tenant and Landlord, Landlord and Tenant shall inspect the Demised Premises for the purpose of preparing a list of the punchlist type items then remaining to be completed (the "Final Punchlist"). Landlord shall submit the Final Punchlist to Tenant, and Tenant shall sign and return the Final Punchlist to Landlord within three (3) Business Days of receipt (or, if earlier, by the day before Tenant takes occupancy of the Demised Premises), noting any items which Tenant reasonably believes should be added thereto. Items shall not be added to the Final Punchlist by Tenant after it is delivered to Landlord. If the Final Punchlist is not timely delivered by Tenant, then the Finish Work shall be deemed final and complete, and Landlord shall have no further obligation to cause any other Finish Work to be completed except as provided below with respect latent defects. With respect to items on the Final Punchlist not in dispute, Landlord shall cause such items to be completed in a diligent manner during regular Business Hours, but in a manner which will seek to minimize interruption of Tenant's use and occupancy. With respect to any disputed Final Punchlist items, Landlord shall cause such items to be completed in like manner, subject, however, to Excess Finish Work Cost if such disputed item relates to a Finish Work Change Order.

Except for uncompleted items of Finish Work specified in the Final Punchlist, Tenant shall be deemed to have accepted all elements of Finish Work on the Commencement Date. In the case of a dispute concerning the completion of items of Finish Work specified in the Final Punchlist, such items shall be deemed completed and accepted by Tenant upon the delivery to Tenant of a certificate of Landlord's architect that such items have been completed. In the case of latent defects in Finish Work appearing after the Commencement Date, Tenant shall be deemed to have waived any claim for correction or cure thereof on the date twelve (12) months following the Substantial Completion Date if Tenant has not then given notice of such defect to Landlord. Landlord shall cause Landlord's contractor so to remedy, repair or replace any such latent defects identified by Tenant within the foregoing time periods, such action to occur as soon as practicable during normal Business Hours and so as to avoid any unreasonable interruption of Tenant's use of the Demised Premises. If timely and adequate notice has been given and if Landlord has other guarantees, contract rights, or other claims against contractors, materialmen or architects Landlord shall, with regard to any such latent defects, exercise reasonable efforts to enforce such guarantees or contract rights. The foregoing shall constitute Landlord's entire obligation with respect to all latent defects in the Finish Work.

1.02.8 Tenant Payment of the Excess Finish Work Cost. Tenant shall pay Landlord, as Additional Rent without set-off, deduction or retainage, the Excess Finish Work Cost within 30 days following receipt of Landlord's final invoice therefor, as set forth in Section 1.02.2 hereof.

1.02.9 Tenant's Authorized Representative. Joanne Tinnelly, Tenant's Authorized Representative, whose email address is: jtinnelly@reedsinc.com, shall have full power and authority to act on behalf of Tenant on any matters relating to Finish Work. All written communication to Tenant in connection with the Finish Work may be given via email to Tenant's Authorized Representative. Tenant may name a replacement Authorized Representative from time to time by written notice to Landlord making reference to this Exhibit 1.02.

1.02.10 Entry Prior to Commencement. If and as long as Tenant does not interfere in any way with the construction process (by causing disharmony, scheduling or coordination difficulties, etc.), Tenant may, following at least ten (10) days advance notice to Landlord and with prior approval of Landlord (which shall not be unreasonably be withheld, conditioned or delayed), at Tenant's sole risk and expense, enter the Demised Premises up to fifteen (15) days prior to the Commencement Date for the purpose of installing Tenant's FF&E (hereinafter referred to as, "Tenant's FF&E Work") and Landlord shall endeavor to provide at least fifteen (15) days' prior written notice to Tenant of the anticipated Substantial Completion Date, which written notice may be give via email to Tenant's Authorized Representative. The provisions of this Section 1.02.10 shall apply only during the period prior to the Commencement Date.

Tenant acknowledges that Landlord's ability to obtain a certificate of occupancy for the Demised Premises may depend upon the completion of Tenant's FF&E Work.

Prior to the Commencement Date Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all Tenant's obligations under this Lease except the obligations to pay Base Rent, Tax Additional Rent, OpEx Additional Rent and additional charges and other charges and other obligations the performance of which would be clearly incompatible with the installation of decorations, movable furnishings, and business fixtures and equipment pursuant hereto.

Any independent contractor of Tenant (or any employee or agent of Tenant) performing any work in the Demised Premises prior to the Commencement Date shall be subject to all of the terms, conditions and requirements contained therein (including without limitation the provisions of Article 4). Neither Tenant nor any Tenant contractor shall interfere in any way with construction of, nor damage, the Finish Work or the common areas or other parts of the Building, and each shall do all things reasonably requested by Landlord to expedite construction of the Finish Work. Without limitation, Tenant shall require each Tenant contractor to adjust and coordinate any work or installation in or to the Demised Premises to meet the schedule or requirements of other work being performed by or for Landlord throughout the Building which shall in all cases have precedence. If Tenant or any Tenant contractor fails so to adjust to the schedule or requirements of Landlord, then Landlord may immediately by notice to Tenant terminate permission previously granted to Tenant to enter the Demised Premises prior to the

Commencement Date. Neither Tenant, nor any Tenant contractor, shall cause any labor disharmony, and Tenant shall be responsible for all costs required to produce labor harmony in connection with an entry under this Section. In all events, Tenant shall indemnify Landlord in the manner provided in Article 12 of the Lease against any claim, loss or cost arising out of any interference with, or damage to, the Finish Work or any other work in the Building, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant contractor. Without limiting the generality of the foregoing, to the extent that the commencement or performance of Finish Work is delayed on account in whole or in part of any act, omission, neglect, or default by Tenant or any Tenant contractor, then such delay shall constitute a Tenant Delay.

Any requirements of any such Tenant contractor for services from Landlord or Landlord's contractor, such as hoisting, electrical or mechanical needs, shall be paid for by Tenant and arranged between such Tenant contractor and Landlord or Landlord's contractor. Should the work of any Tenant contractor depend on the installed field conditions of any item of Finish Work, such Tenant contractor shall ascertain such field conditions after installation of such item of Finish Work. Neither Landlord nor Landlord's contractor shall ever be required or obliged to alter the method, time or manner for performing Finish Work or work elsewhere in the Building, on account of the work of any such Tenant contractor. Tenant shall cause each Tenant contractor performing work on the Demised Premises to clean up regularly and remove its debris from the Demised Premises and Building.

1.02.11 Tenant Delay. An actual delay in the commencement or performance of the Finish Work incurred by Landlord or Landlord's contractors, subcontractors, employees or agents, as a result of any of the following is referred to herein as a "Tenant Delay":

(i) a failure timely to approve within three (3) Business Days a reasonable substitute for any materials, equipment, designs, processes, or products shown on the Finish Work Construction Documents or specified in any Finish Work Change Order which are not readily available to Landlord's contractor to acquire in a timely manner and incorporate into the Finish Work in the ordinary course without delay,

(ii) any Finish Work Change Order causing a delay,

(iii) any failure of Tenant to act in a timely manner as required hereunder on any construction-related question or matter, to approve the Finish Work Construction Documents by the Finish Plan Approval Date, or to approve any revisions thereto requested by Tenant or made pursuant to a Finish Work Change Order within three (3) Business Days,

(iv) any inclusion by Tenant of any items of a specialty nature that require a long period to obtain or install in the Finish Work Construction Documents or in any Finish Work Change Orders received by Landlord,

(v) any of Tenant's FF&E Work is incomplete such that Landlord is unable to obtain a certificate of occupancy for the Demised Premises,

(vi) any request by Tenant that Landlord delay the commencement of, or suspend the performance of, any Finish Work, or

(vii) any other act or omission of Tenant, any Tenant contractor, or any of their officers, employers, agents, or contractors, provided that Landlord gives Tenant written notice of the existence of such Tenant Delay.

For each day of Tenant Delay that causes the Delivery Date to exceed the Estimated Delivery Date, the Delivery Date shall be deemed to be one day earlier than the actual date thereof, but in no event prior to the Estimated Delivery Date and Tenant's obligation to pay Base Rent and additional charges shall be accelerated accordingly. The length of any Tenant Delay shall be deemed to be one day for each day following notice to Tenant of such Tenant Delay from Landlord, unless such Tenant Delay shall result from Tenant's failure to act in a timely manner as required hereunder, in which case such Tenant Delay shall be measured from the date that Tenant was required to act as set forth herein.

EXHIBIT 1.02-1

Test-Fit Plan


MECHANICAL ROOM
CONFERENCE RM
(14) SEATS
15'-6" X 25'
STOR.
6' X 11'
PRODUCT DISPLAY
WELCOME AREA
LOGO WALL
IT/ ELEC
9' X 7'
CONF. RM
(6) SEATS
STORAGE
OPEN PANTRY
COLLAB.
COPY
PHONE RM
OPEN OFFICE
(11) 6' X 7' WORKSTATIONS
OFFICE
FILES
OFFICE
10' X 10'
OFFICE
14' X 14'-6"
PENTHOUSE LEVEL
NOTE: ALL ADDITIONAL MILLWORK, FURNITURE & EQUIP. SHOWN CONSIDERED N.I.C. AND TO BE PROVIDED BY TENANT.
MERRITT 7
REEDS 501 MERRITT 7 NORWALK, CONNECTICUT
PA-2 18 JANUARY 2024
23-041

EXHIBIT 1.02-2

Building Standards

Partitions

1. Interior partitions shall be constructed of 2 ½ " metal studs with 5/8" layer of sheetrock on each side and shall extend 3" above the ceiling.
2. Demising walls shall be full height.
3. All partitions shall be built in accordance with local and state building codes.

Doors / Glass

1. Tenant Building Standard entry door shall be 8'-0" x 3'-0" solid core wood door with wood frames and 2'-0" sidelight. Tenant Building Standard entries facing Elevator Lobbies shall be full height double cherry doors with cherry frames or full height glass doors with brushed stainless trim. Tenant Building Standard exit door shall be 8'-0" x 3'-0" solid core wood door with hollow metal or wood frames
2. Tenant Building Standard doors shall be 3'-0" x 8'-0" solid core wood doors with knock down hollow metal frames.
3. Door hardware on Standard Door shall be lever handle type passage set, brushed stainless steel finish. Schlage or equal.
4. Fire rated door assemblies shall be provided where required by code.
5. Locksets shall be provided on entry and exit doors with two (2) keys provided.
6. Interior glass sidelights are a Tenant Upgrade and shall be frameless and 3' to 4' wide and run from floor to top of door frame.

Wall Finishes

1. All walls shall be painted with two coats of one Building Standard color of latex paint with eggshell finish.
2. Interior door frames shall be painted with two coats of one Building Standard color enamel paint or equal. Wood entrance doors and frames shall be natural finish.

Ceiling

1. The ceiling system shall be the Building Standard 2'x2' Armstrong "Dune" acoustic tile with fineline grid.

Flooring

1. All areas are to receive 26 ounce Building Standard carpet, direct glued down. All material selections to be made from Building Standard samples and must be currently available as a quick ship item.
2. All areas to receive 4" Building Standard vinyl base.
3. Storage, pantry and workrooms may receive 12"x 12" x 1/8" Building Standard vinyl composition tile.

Furniture

1. All landscape systems furniture and installation by Tenant.
2. All furniture and furniture installation by Tenant.

Millwork

1. For tenant larger than 3,000 sf one Pantry shall be provided
2. one SS sink with hot and cold water (water heater under counter or above ceiling)
3. 6 lf of Building Standard countertop, 3 lf of base cabinetry
4. 6 lf of upper cabinetry
5. Building Standard plastic laminate
6. Hookups for coffee maker and microwave

Electrical

1. Building Standard lighting shall be direct/indirect 2'x4' fluorescent fixture to provide general office lighting, 1 per 75 useable square feet.
2. Building Standard duplex wall receptacles shall be installed in accordance with standard office requirements, including 3 outlets per office.
3. All emergency lighting and fire alarm work shall be Building Standard and as required by the local code officials.
4. All power and lighting panels and transformers shall be installed within the tenant space (unless otherwise required by Owner) and shall be fed from the Base Building bus duct riser.

Telephone and Data

1. All work associated with Telephone and Data is excluded and to be by Tenant.

HVAC

1. Existing ductwork and existing heat pump units to remain for Tenant use. System design and configuration shall meet ASHRE standards. One zone per 3,000 sf interior zones and one zone per 1,200 sf for exterior zones.
2. Interior and Perimeter building zones may cross between demised tenant spaces.
3. The furnishing and installation of low pressure ductwork, flex ductwork, diffusers, controls and the installation of the heat pump units with thermostats is to be performed under the Tenant Improvement Work. Diffusers and grills shall be standard lay in style.
4. Any reused existing mechanical equipment shall be inspected, serviced and repaired as required under the Tenant Improvement Work. HVAC system shall be balanced following the completion of the Work. Copies of the reports must be submitted to the Landlord.

Fire Protection Devises

1. All fire devices shall be Building Standard and shall be installed as required by the local authorities.

Blinds

1. New Building Standard meccho shades.

Note: The above Building Standards apply regardless of whether Landlord or Tenant is responsible for Tenant Improvements. Tenant may upgrade any improvements at its expense, subject to availability of materials and reasonable approval by Landlord.

END OF TENANT STANDARDS

EXHIBIT 2.03

WIRE INSTRUCTIONS

Wiring and ACH instructions for the rental payments for 501 Merritt 7 Corporate Park are as follows:

Bank Name: JP Morgan Chase Bank, N.A.

Bank Address: New York, NY

ABA/Routing #: 021 000 021 – ACH and Wire

Account Name: Merritt 7 Venture LLC – 501 Merritt
c/o Clarion Partners
230 Park Avenue
New York, NY 10017

Account #: 6995365

EXHIBIT 2.05

Form of Letter of Credit

NUMBER ____________

LETTER OF CREDIT AMOUNT : USD________________
ISSUE DATE: ____________________
EXPIRATION DATE: ____________________

BENEFICIARY:	**APPLICANT**:

ATTENTION ____________________

GENTLEMEN:

WE HEREBY open, effective immediately, our irrevocable Letter of Credit in the Beneficiary's favor for the account of the above mentioned applicant in the aggregate of USD ______________ available by Beneficiary's draft(s) at sight drawn on us. No other documentation shall be required to draw on this Letter of Credit.

It is a condition of this Letter of Credit that it shall be deemed automatically extended without amendment for one year from the present expiry date and from each future Expiration Date, unless at least sixty (60) days prior to the then Expiration Date, we notify Beneficiary that we elect not to renew this Letter of Credit for any such additional periods. To be effective, such notice must be in writing and must be sent by overnight courier (next Business Day delivery) or by certified or registered mail, return receipt required, to Beneficiary. Until further notice by Beneficiary to us, Beneficiary's address for such notices is the address set forth above. At any time or from time to time, Beneficiary may change its address for such notices, by notice to us which, to be effective, must be in writing and must be sent by overnight courier receipted next Business Day delivery or by certified mail return receipt required.

Drawings hereunder may be made by presentation of Beneficiary's draft(s) to our offices located at New York, New York ________________.

Partial drawings are permitted.

We hereby agree with Beneficiary that draft(s) drawn under this credit shall be duly honored if presented on or before the above stated Expiration Date or any future Expiration Date. Draft(s) drawn under this credit must specifically reference our credit number and will be honored by us and paid to Beneficiary in immediately available funds before 2:00 p.m. Eastern time on the

banking day after the day on which such draft (s) is/are so presented to us. "Banking Day" means a day on which commercial banks are open for business in New York, New York.

This letter of credit is transferable in full and not in part. To effectuate a transfer under this Letter of Credit, the Beneficiary must notify us in a writing signed by an authorized signatory of Beneficiary, of the name and address of the transferee and of the effective date of the transfer. This Letter of Credit is transferable by the Beneficiary without charge to the Beneficiary. Any failure to pay the transfer charges shall not affect the Beneficiary's ability to transfer this Letter of Credit. This Letter of Credit may be transferred as aforesaid from time to time, by the then Beneficiary under this Letter of Credit. Upon our receipt of such writing, we will issue an amendment to this Letter Of Credit that changes the name and address of the Beneficiary hereof and shall deliver the original of such amendment to the new beneficiary/transferee and a copy thereof to the prior Beneficiary/transferor.

If the Expiration Date occurs during an interruption of our business by a fire or other casualty, Act of God, riot, civil commotion, insurrection, war, terrorist attack or any other cause beyond our control, including, but not limited to, a strike or lockout, then the Expiration Date shall be extended through the date that is thirty (30) days after the resumption of our business.

Except so far as otherwise expressly stated herein, this Letter of Credit is subject to The Uniform Customs and Practices for Documentary Credits (2007 revision) International Chamber Of Commerce Publication No. 600.

Sincerely,

____

____

Authorized Signature

EXHIBIT 3.02

Landlord's Services

I. CLEANING

DAILY:
Sweep, dry mop or vacuum all traffic lanes of resilient wood, vinyl or carpet, remove matter such as gum and tar which has adhered to the floor.

Empty all waste baskets and remove all trash.

Provision of toilet paper, paper towels and soap to all common area restrooms serving the Demised Premises.

WEEKLY:
Spot clean carpet stains.

Spot wash to remove major smudges, marks and fingerprints from such areas as walls, equipment, doors, partitions and light switches within reach.

Damp mop all non-resilient floors.

Spot wash Tenant Entry, interior partition glass and door glass to remove smudge marks.

MONTHLY:
Clean all interior glass, both sides.

QUARTERLY:
Scrub resilient floor areas using buffable non-slip type floor finish.

High dust all horizontal and vertical surfaces not reached in nightly cleaning.

Wash vertical terrazzo or marble surfaces.

Damp wash such items, including surrounding wall or ceiling areas, that are soiled.

SEMI-ANNUALLY:
Dust all storage shelves.

Wash all interior surface of exterior glass.

Refinish resilient floor areas using buffable non-slip floor finish.

Landlord will not clean those portions of the Demised Premises which are used for storage or shipping room or similar purposes or for the operation of computer or similar equipment, nor shall

Landlord clean or put away any of Tenant's dishes, glasses, trays, silverware or similar items, or any fixtures, equipment, cooking or serving materials or items of personalty located in the kitchenette or in any other areas used for preparation, dispensing or consumption of food or beverage, all of which items of property and facilities Tenant shall cause to be kept clean at Tenant's own expense. Without limiting the generality of the next succeeding sentence, Tenant shall pay to Landlord for (a) any special or additional cleaning of the Building or any part thereof required because of the negligent or wrongful acts or misconduct of Tenant or its agents or employees, (b) any cleaning done at the request of Tenant with respect to Tenant's computer or similar equipment or with respect to items, facilities and/or personal property which may be used for the preparation, dispensing or consumption of food or beverages or with respect to areas used for storage or shipping room or similar purposes, and (c) removal of any of Tenant's refuse and rubbish from the Building, except refuse and rubbish arising from ordinary cleaning by Landlord as specified above. Tenant shall pay to Landlord an amount equal to any increase in the cost to Landlord for cleaning the Demised Premises if such increase shall be due to (i) the use of the Demised Premises by Tenant during hours other than Business Hours or (ii) the installation in the Demised Premises, at the request of or by Tenant, of any materials or finish other than those which are of the standard adopted by Landlord for the Building. The above specifications presumes a maximum density of 1 person/250 rsf – additional density is subject to additional charge. Areas within the Demised Premises such as pantries, café's, locker/fitness rooms, computer/IT Rooms are considered specialty areas and are subject to additional charges.

II. HEATING, AIR CONDITIONING

Heat shall be supplied by Landlord to the Demised Premises during Business Hours in the cold season.

Air conditioning shall be supplied by Landlord to the Demised Premises during Business Hours in the warm season. Tenant agrees to lower and close the blinds when necessary because of the sun's position whenever said air conditioning system is in operation, and Tenant agrees at all times to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may prescribe for the proper functioning and protection of said air conditioning system.

Landlord will, when and to the extent requested by Tenant, furnish additional air conditioning and heating service upon such standard terms and conditions as shall be determined by Landlord; and Tenant shall pay to Landlord a standard charge for such additional services. The Building's HVAC consists of a VAV system with supplemental hot water perimeter radiation. Tenant's use of HVAC outside of Business Hours will be billed at a rate of $200.00 per hour as of the Commencement Date, subject to a revised rate provided by Landlord.

The specifications for heating, ventilation and air-conditioning are set forth on Exhibit 3.02.1 annexed hereto.

III. ELEVATORS

Landlord will provide elevator facilities during Business Hours and have one passenger elevator subject to call during the other hours. Tenant shall have the right to utilize the freight elevator.

IV. MISCELLANEOUS

The Building is fully sprinklered and has a 24 hours per day, 7 days per week computerized fire safety system. Tenant shall have the right to contract directly with telecommunication carriers.

Exhibit 3.02.1

HVAC Specification

General

Materials, equipment and systems shall meet all requirements of applicable local codes.

Design Conditions

1. Performance Criteria

Base Building Equipment shall maintain the following indoor conditions at the given outdoor conditions:

Summer

Outdoor	Indoor (Maximum)
88F dry bulb	73F dry bulb
76F wet bulb	62F wet bulb (50% rh)

Winter

Outdoor	Indoor (Minimum)
0F dry bulb	70F dry bulb

Outside air shall be introduced at a minimum rate of 0.133 cfm per square foot of floor area.

2. Air Conditioning Loads

For Tenant areas, the computations shall be based on a maximum sustained peak loading condition of one (1) person per two hundred (200) usable square feet and a combined lighting and power load of 6 watts per usable square foot

EXHIBIT 5.04

Rules and Regulations

To the extent the provisions of these Rules and Regulations conflict with the provisions of the Lease, the provisions of the Lease shall control.

1. The sidewalks, driveways, entrances, passages, courts, lobby, esplanade areas, plaza, elevators, vestibules, stairways, corridors or halls shall not be obstructed or encumbered by any tenant or used for any purpose other than ingress and egress to and from the Demised Premises (although the esplanade and other outdoor common areas may be used for outdoor smoking), and Tenant shall not permit any of its employees, agents or invitees to loiter in any of said areas (except for outdoor smoking). No door mat of any kind whatsoever shall be placed or left in any public hall or outside any entry door of the Demised Premises.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens that are visible from the exterior of the Demised Premises or Building shall be attached to or hung in, or used in connection with, any window or door of the Demised Premises, without the prior written consent of Landlord (including the manner of hanging or attachment).

3. No sign, insignia, advertisement, object, notice or other lettering shall be exhibited, inscribed, painted or affixed by any tenant either (a) on any part of the outside of the Building, or (b) inside of the common areas, or (c) outside of the Demised Premises, without in each such case the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove the same without any liability, and may charge the expense incurred in such removal to the tenant or tenants violating this rule. Interior signs in common areas of the Building (if and when approved by Landlord), and lettering on doors and directory tablets shall be inscribed, painted or affixed for each tenant by Landlord at the reasonable expense of such tenant, and shall be of a size, color and style which matches Building standard or is otherwise reasonably acceptable to Landlord.

4. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by any tenant, nor shall any bottles, parcels, or other articles be placed on the window sills or on the peripheral air-conditioning enclosures.

5. No showcases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in the halls, corridors or vestibules.

6. The water and wash closets and other plumbing fixtures shall not be used for any purpose other than those for which they were designed or constructed, and no sweepings, rubbish, rags, acids or other substances shall be thrown or deposited therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose servants, employees, agents, visitors or licensees shall have, caused the same. Except as specified in Landlord's cleaning specifications, any cuspidors or containers or receptacles used as such in the Demised Premises shall be emptied, cared for and cleaned by and at the expense of Tenant.

7. No tenant shall mark, paint, drill into, or in any way deface any part of the Demised Premises or the Building. No borings or cuttings shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct. Subject to the foregoing, Tenant may install and hang normal office decorations and cabinetry in the Demised Premises.

8. No bicycles, vehicles, birds or animals of any kind (except fish) shall be brought into or kept in or about the Demised Premises. However, this prohibition shall not apply to dogs which are assisting visually impaired personnel or which may be utilized for detecting illegal drugs or explosives.

9. No noise, including, but not limited to, music or other playing of musical instruments, recordings, radio or television, which, in the judgment of Landlord, might disturb other tenants in the Building, shall be made or permitted by any tenant. Nothing shall be done or permitted in the Demised Premises by any tenant which would impair or interfere with the use or enjoyment by any other tenant of any other space in the Building.

10. No tenant nor any of tenant's servants, employees, agents, visitors or licensees shall at any time bring or keep upon the Demised Premises any inflammable, combustible or explosive fluid, chemical or substance, except in small quantities as may be required for the proper operation, maintenance and/or cleaning of customary office equipment, provided Tenant shall comply with any and all laws and regulations governing usage and disposal of same.

11. Additional locks or bolts of any kind which shall not be operable by the Grand Master Key for the Building shall not be placed upon any of the doors or windows by any tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by said Grand Master Key. Each tenant shall, upon the termination of its tenancy, turn over to Landlord all keys of stores, offices and toilet rooms, either furnished to, or otherwise procured by, such tenant, and in the event of the loss of any keys furnished by Landlord, such tenant shall pay to Landlord the cost thereof.

12. The removal or delivery of furniture or extra-large. or heavy items which may interfere with the use and occupancy of the Building by other tenants, or with their access to their respective leased Demised Premises, must take place during such hours and in such elevators as Landlord or its Agent may reasonably determine from time to time. Landlord reserves the right to inspect all objects and matter to be brought into the Building and to exclude from the Building all objects and matter which violate any of these Rules and Regulations or the Lease of which these Rules and Regulations are a part. Landlord may require any person leaving the Building with any package or other object or matter to submit a pass, listing such package or object or matter is being removed, but the establishment and enforcement of such requirement shall not impose any additional responsibility on Landlord for the protection of any tenant against the removal of property from the Demised Premises of such tenant. Landlord shall in no way be liable to any tenant for damages or loss arising from the admission, exclusion or ejection of any person to or from the Demised Premises or the Building under the provisions of this Rule 12 or Rule 15 hereof.

13. Tenant shall not occupy or permit any portion of the Demised Premises to be occupied as an office for a public stenographer or public typist, or for the storage, manufacture, or sale of liquor, narcotics, dope, tobacco in any form, or as a barber, beauty or manicure shop,

or as a school, or as a hiring or employment agency. Tenant shall not engage or pay any employees on the Demised Premises, except those actually working for Tenant on the Demised Premises (excluding independent contractors). Tenant shall not use the Demised Premises or any part thereof, or permit the Demised Premises, or any part thereof to be used for manufacturing or for the sale at auction of merchandise, goods or property of any kind.

14. Landlord shall have the right to prohibit any advertising or identifying sign by any tenant which, in Landlord's judgment, tends to impair the reputation of the Building or its desirability as a building for offices and upon written notice from Landlord, such tenant shall refrain from or discontinue such advertising or identifying sign.

15. Landlord reserves the right to exclude from the Building during hours other than Business Hours (as defined in the foregoing Lease) all persons connected with or calling upon Tenant who do not present a pass to the Building signed by Tenant or whose entry Tenant does not approve in response to telephone inquiry from the front desk upon such person's arrival at the Building. Tenant shall furnish Landlord with a facsimile of such pass. All persons entering and/or leaving the Building on weekends or Holidays or on non-Holiday weekends before or after Business Hours may, after a single notice from Landlord to Tenant, be required to sign a register. Tenant shall be responsible for all persons for whom it issues any such pass and shall be liable to Landlord for all acts or omissions of such persons.

16. Tenant, before closing and leaving the Demised Premises at any time, shall see that all lights are turned out, provided the cleaning service has finished. All entrance doors in the Demised Premises shall be left locked by Tenant when the Demised Premises are not in use. Entrance doors shall not be left open at any time.

17. Unless Landlord shall furnish electrical energy hereunder as a service included in the rent, Tenant shall, at Tenant's expense, provide artificial light and electrical energy for the employees of Landlord and/or Landlord's contractors while doing janitor service or other cleaning in the Demised Premises and while making repairs or alterations in the Demised Premises.

18. The Demised Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

19. The requirements of tenants will be attended to only upon notice to Landlord's managing agent and, if Landlord or its managing agent requests, upon execution and submission or written application or purchase order. Employees of Landlord shall not perform any work or do anything outside of their regular duties, unless under special instructions from Landlord.

20. Canvassing, soliciting and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.

21. There shall not be used in any space, or in the public halls of the Building, either by any tenant or by any others, in the moving or delivery or receipt of safes, freight, furniture, packages, boxes, crates, paper, office material, or any other matter or thing, any hand trucks except those equipped with rubber tires, side guards and such other safeguards as Landlord shall require.

22. Tenant shall not cause or permit any odors of cooking or other processes or any unusual or objectionable odors to emanate from the Demised Premises in disturbance of other tenants or which creates a public or private nuisance. No cooking shall be done in the Demised Premises except as is expressly permitted in the foregoing Lease.

23. Landlord reserves the right to rescind, alter or waive any rule or regulation at any time prescribed for the Building when, in its judgment, it deems it necessary or desirable for the reputation, safety, care or appearance of the Building, or the preservation of good order therein, or the operation or maintenance of the Building, or the equipment thereof, or the comfort of tenants or others in the Building. No rescission, alteration or waiver of any rule or regulation in favor of one tenant shall operate as a rescission, alteration or waiver in favor of any other tenant.

24. The parking areas servicing the Building, including but not limited to any reserved spaces of Tenant, shall not be used for storage of vehicles or long-term parking of vehicles; it being the intention that Tenant's use of said parking areas is to be directly related to Tenant's use of Demised Premises as said use is permitted by the terms of its Lease. Landlord reserves the right to cause the removal, by towing, of vehicles in violation of this parking rule, it being understood and agreed by Tenant that Landlord's right to tow illegally parked vehicles is hereby noticed to Tenant and no notice of Landlord's right to tow illegally parking vehicles by signage need be posted on the Land or the Building. All costs of the towing of illegally parked cars shall be borne by Tenant and shall be deemed Additional Rent.